--------------------------------------------------------------------------------

                          SECURITIES AND EXCHANGE COMMISSION
                               WASHINGTON, D.C.  20549

                               -----------------------

                                      FORM N-8A
                             NOTIFICATION OF REGISTRATION
                        FILED PURSUANT TO SECTION 8(a) OF THE
                            INVESTMENT COMPANY ACT OF 1940

                               ------------------------
          The undersigned investment company hereby notifies the Securities and Exchange Commission that it registers under and pursuant to the provisions of
Section 8(a) of the Investment Company Act of 1940 and in connection with such notification of registration submits the following information:

                          COMPASS STRATEGIC INVESTMENTS FUND
                                         Name

                             c/o McKinsey & Company, Inc.
                                  Park Avenue Plaza
                                 55 East 52nd Street
                               New York, New York 10022
                         Address of Principal Business Office

               Telephone Number (including area code):  (212) 446-8067

                  Name and address of agent for service of process:

                                 Timothy J.E. Church
                             c/o McKinsey & Company, Inc.
                                  Park Avenue Plaza
                                 55 East 52nd Street
                               New York, New York 10022

                              --------------------------
Check Appropriate Box:

          Registrant is filing a Registration Statement pursuant to Section 8(b) of the Investment Company Act of 1940 concurrently with the filing of Form N-8A:
Yes  /  /      No /X/
--------------------------------------------------------------------------------

Item 1.   Exact name of registrant.

               COMPASS STRATEGIC INVESTMENTS FUND.

Item 2. Name of state under the laws of which registrant was organized or created and the date of such organization or creation.

               NEW YORK, September 28, 1990.

Item 3. Form of organization of registrant (for example, corporation, partnership, trust, joint stock company, association, fund).

               Partnership.

Item 4. Classification of registrant (face-amount certificate company, unit investment trust, or management company).

               Management company. Registrant is an employee securities company and is subject to an exemptive order granted to Partners Income Fund (Investment Company Act Release No. IC-18948 (September 14,
               1992)).

Item 5.   If registrant is a management company:

          (a) state whether registrant is a "closed-end" company or an "open-end" company;

               Closed-end company.

          (b) state whether registrant is registering as a "diversified" company or a "non-diversified" company (read Instruction 4(i) carefully before replying).

               Non-diversified company.

Item 6.   Name and address of each investment adviser of registrant.

               PAUL HARRIS MANAGEMENT, INC.
               c/o McKinsey & Company, Inc.
               Park Avenue Plaza
               55 East 52nd Street
               New York, New York 10022

Item 7. If registrant is an investment company having a board of directors, state the name and address of each officer and director of registrant.

               Registrant does not have a board of directors. Registrant is a "commodity pool" for purposes of the Commodity Exchange Act and is advised by Paul Harris Management Inc. ("Paul Harris"), a registered commodity pool operator. Paul Harris is advised by an "Advisory Committee," which under the registrant's partnership agreement has only administrative and consultative responsibilities. The members of the Advisory Committee (all of whom are partners in the registrant) are:

                    Stephen C. Coley
                    Peter A. Flaherty
                    Roger C. Kline
                    Timothy Church
                    Donald Waite

Item 8. If registrant is an unincorporated investment company not having a board of directors:

          (a)  state the name and address of each sponsor of registrant;

               Not applicable.

          (b) state the name and address of each officer and director of each sponsor of registrant;

               Not applicable.

          (c) state the name and address of each trustee and each custodian of registrant.

               Not applicable.

Item 9.   (a)  state whether registrant is currently issuing and offering its securities directly to the public (yes or no).

               No.

          (b) If registrant is currently issuing its securities to the public through an underwriter, state the name and address of such underwriter.

               Not applicable.

          (c) If the answer to Item 9(a) is "no" and the answer to Item 9(b) is "not applicable," state whether registrant presently proposes to make a public offering of its securities (yes or no).

               No.

          (d) State whether registrant has any securities currently issued and outstanding (yes or no).

               Yes.

          (e) If the answer to Item 9(d) is "Yes," state as of a date not to exceed ten days prior to the filing of this notification of registration the number of beneficial owners of registrant's outstanding securities (other than short-term paper) and the name of any company owning 10 percent or more of registrant's outstanding voting securities.

               138 beneficial owners. No company owns 10% or more of the registrant's outstanding voting securities.

Item 10.  State the current value of registrant's total assets.

               $87.5 million as of July 31, 1998.

Item 11. State whether registrant has applied or intends to apply for license to operate as a small business investment company under the Small Business Investment Act of 1958 (yes or no).

               No.

Item 12. Attach as an exhibit a copy of the registrant's last regular periodic report to its securityholders, if any.

               The requested exhibit is attached.

                                      SIGNATURES


          Pursuant to the requirements of the Investment Company Act of 1940, the registrant has caused this notification of registration to be duly signed on its behalf in the City of New York and State of New York on the 24th day of September, 1998.


                              COMPASS STRATEGIC INVESTMENTS FUND


                              By:  /S/ Timothy J.E. Church
                                   -----------------------
                                   Title:  General Partner


Attest:  /S/ Todd Tibbets
         -------------------
     Title:  General Partner

COMPASS STRATEGIC INVESTMENTS FUND

(A NEW YORK GENERAL PARTNERSHIP)


ACCOUNT STATEMENT


FOR THE QUARTER ENDED
MARCH 31, 1998

(UNAUDITED)



THIS POOL OPERATES PURSUANT TO AN EXEMPTION UNDER REGULATION
SECTION 4.22 (A), 4.22 (C) AND 4.22 (D) OF THE COMMODITY EXCHANGE ACT OF THE UNITED STATES OF AMERICA.

   COMPASS STRATEGIC INVESTMENTS FUND


   BALANCE SHEET

   (UNAUDITED)


                                                               QUARTER
                                                                 ENDED
   ASSETS                                                     03/31/98
                                                           -----------
   CASH & CASH EQUIVALENTS                                 $   300,880
   INVESTMENTS IN LIMITED PARTNERSHIPS AND NON-U.S.
       INVESTMENT CORPORATIONS, AT ESTIMATED CURRENT
       VALUE (NOTE 1)                                       84,849,504
   RECEIVABLE FROM PARTNERS                                    233,008
   INVESTMENTS IN SECURITIES                                       253
   RECEIVABLE FROM INVESTMENT MANGER                           376,742
   DUE FROM PARTNERS - LOANS                                13,837,993
                                                           -----------
   TOTAL ASSETS                                            $99,598,380
                                                           -----------



   LIABILITIES & PARTNERS' CAPITAL

   ACCRUED EXPENSES                                             32,301
   INTEREST PAYABLE                                            229,174
   STATE INCOME TAXES PAYABLE                                   28,638
   OTHER PAYABLE                                                10,066
   DISTRIBUTIONS TO PARTNERS PAYABLE                           110,289
   LOANS PAYABLE - BANK                                     13,987,993
                                                           -----------
   TOTAL LIABILITIES                                        14,398,461

   PARTNERS' CAPITAL                                        85,199,919
                                                           -----------

   TOTAL LIABILITIES & PARTNERS' CAPITAL                   $99,598,380
                                                           -----------
                                                           -----------


     COMPASS STRATEGIC INVESTMENTS FUND

     INCOME STATEMENT

     (UNAUDITED)

                                                                      QUARTER
                                                                        ENDED
                                                                     03/31/98
     REVENUES                                                    ------------
     NET APPRECIATION (DEPRECIATION) IN ESTIMATED
       CURRENT VALUE OF LIMITED PARTNERSHIPS AND
       NON-U.S. INVESTMENT CORPORATIONS (NOTE 1)                 $  5,195,375
     INTEREST & DIVIDEND INCOME                                           482
                                                                 ------------
     TOTAL REVENUES                                                 5,195,857

     EXPENSES

     ACCOUNTING FEES                                                    6,250
     BANK & SERVICE CHARGES                                             9,971
                                                                 ------------
     TOTAL EXPENSES                                                    16,221


     INCOME (LOSS) BEFORE INTEREST EXPENSE                          5,179,636
                                                                 ------------
     INTEREST EXPENSE - DEFERRED CAPITAL                              231,696
     LESS: AMOUNT SPECIFICALLY ALLOCATED                              231,696

     NET INTEREST EXPENSE                                                   0
                                                                 ------------

     NET INCOME (LOSS)                                            $ 5,179,636
                                                                 ------------
                                                                 ------------

     COMPASS STRATEGIC INVESTMENTS FUND

     STATEMENT OF PARTNERS' CAPITAL ACCOUNT

     (UNAUDITED)

                                                                      QUARTER
                                                                        ENDED
                                                                     03/31/98
                                                                 ------------
     OPENING CAPITAL BALANCE (NOTE 2)                            $ 71,721,263

     ADD: NET GAIN OR (LOSS)                                        5,179,636

     ADD: CAPITAL CONTRIBUTIONS                                    10,696,228
     LESS: CAPITAL DISTRIBUTIONS                                    2,397,208
                                                                 ------------

     ENDING CAPITAL BALANCE - ECONOMIC                             85,199,919

     RECONCILIATION BETWEEN ECONOMIC AND TAX CAPITAL:
     CAPITAL CONTRIBUTED FOR INTEREST ON DEFERRED
       CAPITAL - CUMULATIVE                                         2,469,223
     INTEREST EXPENSE ON DEFERRED CAP. SPECIFICALLY
       ALLOC. - CUMULATIVE                                         (2,469,223)
                                                                 ------------
     ENDING CAPITAL BALANCE - TAX                                $ 85,199,919
                                                                 ------------
                                                                 ------------

     VALUE PER PARTNERSHIP UNIT - BEGINNING                       $240,810.90
                                                                 ------------
                                                                 ------------

     TOTAL PARTNERSHIP UNITS - BEGINNING                             297.8323
                                                                 ------------
                                                                 ------------

     VALUE PER PARTNERSHIP UNIT - ENDING                          $256,398.35
                                                                 ------------
                                                                 ------------


     TOTAL PARTNERSHIP UNITS - ENDING                                332.2951
                                                                 ------------
                                                                 ------------


                                                                 ------------
     RATE OF RETURN TO PARTNERS                                          6.5%
                                                                 ------------


     TO THE BEST OF MY KNOWLEDGE AND BELIEF, THE INFORMATION CONTAINED IN THIS ACCOUNT STATEMENT IS ACCURATE AND COMPLETE.


-------------------------------------------------
                TIM CHURCH
    PRESIDENT, PAUL HARRIS MANAGEMENT, INC. -
    COMMODITY POOL OPERATOR

COMPASS STRATEGIC INVESTMENTS FUND

NOTES TO ACCOUNT STATEMENT

MARCH 31, 1998

(UNAUDITED)


NOTE 1 - ESTIMATED CURRENT VALUE OF INVESTMENTS
IN LIMITED PARTNERSHIPS, GENERAL PARTNERSHIPS,
MUTUAL FUNDS, AND LIMITED LIABILITY CORPORATIONS:


                                                                    MARCH 31,
                                                                         1998
                                                                 ------------
APPALOOSA INVESTMENT, L.P.                                       $  3,069,849
BAY POND PARTNERS, L.P.                                             2,474,562
BEDFORD FALLS INVESTORS., L.P.                                      3,377,606
BENNETT RESTRUCTURING FUND, L.P.                                    1,718,277
BIOTECHNOLOGY VALUE FUND, L.P.                                      1,858,701
BLACK BEAR FUND I, L.P.                                             1,783,318
CERBERUS PARTNERS, L.P.                                             1,211,065
CHESAPEAKE PARTNERS, L.P.                                           3,091,060
COLUMBUS EMERGING MARKEST FUND, L.P.                                2,407,200
DOUBLE ALPHA PARTNERS, L.P.                                         1,072,967
EAGLE FX LTD                                                          578,276
EAGLE GLOBAL, L.P.                                                    662,652
GROSSMAN CURRENCY FUND, L.P.                                        1,267,839
INCOME ARBITRAGE PARTNERS                                           1,294,339
JOHO PARTNERS, L.P                                                  1,160,614
KINGDON ASSOCIATES                                                  4,867,160
LIBRA FUND, L.P.                                                    1,242,260
MONARCH CAPITAL, L.P.                                               2,242,394
MUTUAL BEACON FUND                                                      7,178
MUTUAL DISCOVERY FUND                                                   1,440
MUTUAL EUROPEAN FUND                                                    1,499
OPPENHEIMER HORIZON                                                    24,033
PARSEC TRADING CORP.                                                2,286,358
PERRY PARTNERS, L.P.                                                3,817,696
REMINGTON INVESTMENT STRATEGIES, L.P.                              10,843,974
SANGAMON PARTNERS, L.P.                                             3,883,784
SPINNAKER TECHNOLOGY FUND L.P.                                      2,396,921
STARK INVESTMENTS, L.P.                                             5,188,095
T/A PACIFIC SELECT INVESTMENTS, L.P.                                  380,617
TAURUS PARTNERS, L.P.                                               3,205,212
TYNDALL PARTNERS, L.P.                                              3,841,300
VALUE REALIZATION FUND, L.P.                                        3,411,734
WELLINGTON PARTNERS, L.P.                                           7,012,234
WESTCLIFF LONG/SHORT SA L.P.                                        2,363,705
WINSTON PARTNERS II ONSHORE LLC                                       803,585
                                                                 ------------

                                                                  $84,849,504
                                                                 ------------
                                                                 ------------


COMPASS STRATEGIC INVESTMENTS FUND


NOTES TO ACCOUNT STATEMENT

MARCH 31, 1998

(UNAUDITED)

NOTE 1 (CONTINUED) - NET APPRECIATION/(DEPRECIATION) IN ESTIMATED
CURRENT VALUE OF LIMITED PARTNERSHIPS, GENERAL PARTNERSHIPS,
MUTUAL FUNDS, AND LIMITED LIABILITY CORPORATIONS


                                                                      QUARTER
                                                                        ENDED
                                                                     03/31/98
                                                                 ------------
APPALOOSA INVESTMENT, L.P.                                       $    495,245
BAY POND PARTNERS, L.P.                                                42,237
BEDFORD FALLS INVESTORS., L.P.                                        105,149
BENNETT RESTRUCTURING FUND, L.P.                                       57,520
BIOTECHNOLOGY VALUE FUND, L.P.                                       (156,300)
BLACK BEAR FUND I, L.P.                                               183,318
CERBERUS PARTNERS, L.P.                                                11,065
CHESAPEAKE PARTNERS, L.P.                                             241,015
COLUMBUS EMERGING MARKEST FUND, L.P.                                    7,200
DOUBLE ALPHA PARTNERS, L.P.                                            72,967
EAGLE FX LTD                                                          (21,724)
EAGLE GLOBAL, L.P.                                                     62,652
GROSSMAN CURRENCY FUND, L.P.                                           67,839
INCOME ARBITRAGE PARTNERS                                             (11,542)
JOHO PARTNERS, L.P                                                    (39,386)
KINGDON ASSOCIATES                                                    463,857
LIBRA FUND, L.P.                                                       42,260
MONARCH CAPITAL, L.P.                                                 113,596
MUTUAL BEACON FUND                                                        610
MUTUAL DISCOVERY FUND                                                     145
MUTUAL EUROPEAN FUND                                                      190
OPPENHEIMER HORIZON                                                         0
PARSEC TRADING CORP.                                                  (24,798)
PERRY PARTNERS, L.P.                                                  460,526
REMINGTON INVESTMENT STRATEGIES, L.P.                               1,473,974
SANGAMON PARTNERS, L.P.                                                39,412
SPINNAKER TECHNOLOGY FUND L.P.                                        314,621
STARK INVESTMENTS, L.P.                                               252,738
T/A PACIFIC SELECT INVESTMENTS, L.P.                                  (26,228)
TAURUS PARTNERS, L.P.                                                 162,290
TYNDALL PARTNERS, L.P.                                                177,156
VALUE REALIZATION FUND, L.P.                                          157,125
WELLINGTON PARTNERS, L.P.                                             436,659
WESTCLIFF LONG/SHORT SA L.P.                                          (36,295)
WINSTON PARTNERS II ONSHORE LLC                                        70,282
                                                                 ------------
                                                                    5,195,375
                                                                 ------------
                                                                 ------------


COMPASS STRATEGIC INVESTMENTS FUND

NOTES TO ACCOUNT STATEMENT
MARCH 31, 1998
(UNAUDITED)


NOTE 1 (CONTINUED) - INVESTMENT IN LIMITED PARTNERSHIPS, GENERAL PARTNERSHIPS, MUTUAL FUNDS, AND LIMITED LIABILITY CORPORATIONS


APPALOOSA INVESTMENT, L.P.
CAPITAL ACCOUNT VALUE


                                                                             NET
                                           NET      CURRENT              CURRENT               CURRENT     QUARTERLY      CUMULATIVE
                                    CUMULATIVE   INVESTMENT           INVESTMENT QUARTERLY       TOTAL           NET             NET
DATE                                INVESTMENT (WITHDRAWAL)   LOAD  (WITHDRAWAL)    RETURN       VALUE   PERFORMANCE     PERFORMANCE
----                                ---------- ------------   ----  ------------ ---------     -------   -----------     -----------
01/01/96 - INITIAL INVESTMENT        1,100,000    1,100,000      0     1,100,000       N/A   1,100,000             0               0
03/31/96                             1,100,000            0      0             0     13.3%   1,246,196       146,196         146,196
06/30/96                             1,100,000            0      0             0     12.9%   1,406,900       160,704         306,900
09/30/96                             1,100,000            0      0             0     17.3%   1,650,478       243,578         550,478
12/31/96                             1,098,331       (1,669)     0        (1,669)    20.4%   1,984,597       335,788         886,266
03/31/97                             1,098,331            0      0             0     14.3%   2,268,390       283,793       1,170,059
06/30/97                             1,098,331            0      0             0      6.6%   2,418,393       150,003       1,320,062
09/30/97                             1,098,331            0      0             0      3.6%   2,505,365        86,972       1,407,034
12/31/97                             1,098,331            0      0             0      2.8%   2,574,604        69,239       1,476,273
03/31/98                             1,098,331            0      0             0     19.2%   3,069,849       495,245       1,971,518



BAY POND PARTNERS, L.P.
CAPITAL ACCOUNT VALUE
                                                                             NET
                                           NET      CURRENT              CURRENT               CURRENT     QUARTERLY      CUMULATIVE
                                    CUMULATIVE   INVESTMENT           INVESTMENT QUARTERLY       TOTAL           NET             NET
DATE                                INVESTMENT (WITHDRAWAL)   LOAD  (WITHDRAWAL)    RETURN       VALUE   PERFORMANCE     PERFORMANCE
----                                ---------- ------------   ----  ------------ ---------     -------   -----------     -----------
01/01/95 - INITIAL INVESTMENT          750,000      750,000      0       750,000       N/A     750,000             0               0
03/31/95                               750,000            0      0             0     15.3%     864,509       114,509         114,509
06/30/95                               750,000            0      0             0     15.3%     997,176       132,667         247,176
09/30/95                               750,000            0      0             0     22.7%   1,223,623       226,447         473,623
12/31/95                               750,000            0      0             0      5.3%   1,288,663        65,040         538,663
03/31/96                               350,000     (400,000)     0      (400,000)     7.7%     957,267        68,604         607,267
06/30/96                               350,000            0      0             0      7.7%   1,031,177        73,910         681,177
09/30/96                               350,000            0      0             0     16.7%   1,203,366       172,189         853,366
12/31/96                               350,000            0      0             0     21.8%   1,465,588       262,222       1,115,588
03/31/97                               650,000      300,000      0       300,000      4.7%   1,847,931        82,343       1,197,931
06/30/97                               650,000            0      0             0      7.5%   1,985,950       138,019       1,335,950
09/30/97                               300,000     (350,000)     0      (350,000)    24.9%   2,043,998       408,048       1,743,998
12/31/97                               300,000            0      0             0     -0.6%   2,032,325       (11,673)      1,732,325
03/31/98                               700,000      400,000      0       400,000      1.7%   2,474,562        42,237       1,774,562


COMPASS STRATEGIC INVESTMENTS FUND

NOTES TO ACCOUNT STATEMENT
MARCH 31, 1998
(UNAUDITED)


NOTE 1 (CONTINUED) - INVESTMENT IN LIMITED PARTNERSHIPS, GENERAL PARTNERSHIPS, MUTUAL FUNDS, AND LIMITED LIABILITY CORPORATIONS

BEDFORD FALLS INVESTORS L.P.
CAPITAL ACCOUNT VALUE

                                                                             NET
                                           NET      CURRENT              CURRENT              CURRENT     QUARTERLY    CUMULATIVE
                                    CUMULATIVE   INVESTMENT           INVESTMENT QUARTERLY      TOTAL           NET           NET
DATE                                INVESTMENT (WITHDRAWAL)   LOAD  (WITHDRAWAL)    RETURN      VALUE   PERFORMANCE   PERFORMANCE
----                                ---------- ------------   ----  ------------ ---------    -------   -----------   -----------
01/01/97 - INITIAL INVESTMENT        2,000,000    2,000,000      0     2,000,000      0.0%  2,000,000             0             0
03/31/97                             2,000,000            0      0             0      5.8%  2,116,306       116,306       116,306
06/30/97                             2,000,000            0      0             0      3.7%  2,194,600        78,294       194,600
09/30/97                             2,000,000            0      0             0      8.7%  2,385,600       191,000       385,600
12/31/97                             2,800,000      800,000      0       800,000      2.7%  3,272,457        86,857       472,457
03/31/98                             2,800,000            0      0             0      3.2%  3,377,606       105,149       577,606



BENNETT RESTRUCTURING FUND, L.P.
CAPITAL ACCOUNT VALUE
                                                                             NET
                                           NET      CURRENT              CURRENT              CURRENT     QUARTERLY    CUMULATIVE
                                    CUMULATIVE   INVESTMENT           INVESTMENT QUARTERLY      TOTAL           NET           NET
DATE                                INVESTMENT (WITHDRAWAL)   LOAD  (WITHDRAWAL)    RETURN      VALUE   PERFORMANCE   PERFORMANCE
----                                ---------- ------------   ----  ------------ ---------    -------   -----------   -----------
01/01/94 - INITIAL INVESTMENT        1,000,000    1,000,000      0     1,000,000       N/A  1,000,000             0             0
03/31/94                             1,000,000            0      0             0      2.6%  1,026,343        26,343        26,343
06/30/94                             1,000,000            0      0             0      1.3%  1,040,020        13,677        40,020
09/30/94                             1,000,000            0      0             0      7.9%  1,121,808        81,788       121,808
12/31/94                               650,000     (350,000)     0      (350,000)     3.3%    808,322        36,514       158,322
03/31/95                               650,000            0      0             0      3.8%    839,198        30,876       189,198
06/30/95                               650,000            0      0             0      8.1%    907,023        67,825       257,023
09/30/95                               650,000            0      0             0      4.0%    943,392        36,369       293,392
12/31/95                               650,000            0      0             0      0.8%    951,268         7,876       301,268
03/31/96                               650,000            0      0             0      5.1%    999,698        48,430       349,698
06/30/96                               650,000            0      0             0      5.9%  1,058,184        58,486       408,184
09/30/96                             1,400,000      750,000      0       750,000     -0.7%  1,794,701       (13,483)      394,701
12/31/96                             1,400,000            0      0             0      4.6%  1,878,003        83,302       478,003
03/31/97                             1,400,000            0      0             0      0.3%  1,884,568         6,565       484,568
06/30/97                             1,020,000     (380,000)     0      (380,000)     1.2%  1,523,124        18,556       503,124
09/30/97                             1,020,000            0      0             0      6.7%  1,625,532       102,408       605,532
12/31/97                             1,020,000            0      0             0      2.2%  1,660,757        35,225       640,757
03/31/98                             1,020,000            0      0             0      3.5%  1,718,277        57,520       698,277



COMPASS STRATEGIC INVESTMENTS FUND

NOTES TO ACCOUNT STATEMENT
MARCH 31, 1998
(UNAUDITED)


NOTE 1 (CONTINUED) - INVESTMENT IN LIMITED PARTNERSHIPS, GENL PARTNERSHIPS, MUTUAL FUNDS, AND LIMITED LIABILITY CORPORATIONS


BIOTECHNOLOGY VALUE FUND, L.P.
CAPITAL ACCOUNT VALUE

                                                                             NET
                                           NET      CURRENT              CURRENT               CURRENT     QUARTERLY      CUMULATIVE
                                    CUMULATIVE   INVESTMENT           INVESTMENT QUARTERLY       TOTAL           NET             NET
DATE                                INVESTMENT (WITHDRAWAL)   LOAD  (WITHDRAWAL)    RETURN       VALUE   PERFORMANCE     PERFORMANCE
----                                ---------- ------------   ----  ------------ ---------     -------   -----------     -----------
01/01/97 - INITIAL INVESTMENT        1,000,000    1,700,000      0     1,700,000       N/A   1,700,000             0               0
03/31/97                             1,700,000            0      0             0      8.4%   1,842,624       142,624         142,624
06/30/97                             1,700,000            0      0             0      3.8%   1,911,895        69,271         211,895
09/30/97                             1,700,000            0      0             0     -2.3%   1,867,410       (44,485)        167,410
12/31/97                             1,700,000            0      0             0      7.9%   2,015,001       147,591         315,001
03/31/98                             1,700,000            0      0             0     -7.8%   1,858,701      (156,300)        158,701


BLACK BEAR FUND I, L.P.
CAPITAL ACCOUNT VALUE

                                                                             NET
                                           NET      CURRENT              CURRENT               CURRENT     QUARTERLY      CUMULATIVE
                                    CUMULATIVE   INVESTMENT           INVESTMENT QUARTERLY       TOTAL           NET             NET
DATE                                INVESTMENT (WITHDRAWAL)   LOAD  (WITHDRAWAL)    RETURN       VALUE   PERFORMANCE     PERFORMANCE
----                                ---------- ------------   ----  ------------ ---------     -------   -----------     -----------
01/02/98 - INITIAL INVESTMENT        1,600,000            0      0             0       N/A   1,600,000             0               0
03/31/98                             1,600,000            0      0             0     11.5%   1,783,318       183,318         183,318


BRAHMAN PARTNERS II, L.P.
CAPITAL ACCOUNT VALUE

                                                                             NET
                                           NET      CURRENT              CURRENT               CURRENT     QUARTERLY      CUMULATIVE
                                    CUMULATIVE   INVESTMENT           INVESTMENT QUARTERLY       TOTAL           NET             NET
DATE                                INVESTMENT (WITHDRAWAL)   LOAD  (WITHDRAWAL)    RETURN       VALUE   PERFORMANCE     PERFORMANCE
----                                ---------- ------------   ----  ------------ ---------     -------   -----------     -----------
01/01/96 - INITIAL INVESTMENT          950,000      950,000      0       950,000       N/A     950,000             0              0
03/31/96                               950,000            0      0             0      4.1%     988,950        38,950         38,950
06/30/96                               950,000            0      0             0     -4.2%     946,979       (41,971)        (3,021)
09/30/96                               950,000            0      0             0     -0.5%     942,000        (4,979)        (8,000)
12/31/96                             1,450,000      500,000      0       500,000      7.3%   1,547,000       105,000         97,000
03/31/97                             1,650,000      200,000      0       200,000     -4.3%   1,672,469       (74,531)        22,469
0630/97                              1,650,000            0      0             0    -13.0%   1,454,846      (217,623)      (195,154)
09/30/97                             1,650,000            0      0             0      2.2%   1,487,131        32,285       (162,869)
12/31/97                             1,650,000            0      0             0     19.7%   1,780,677       293,546        130,677
03/31/98 - LIQUIDATING DISTRIBUTION  1,650,000   (1,780,677)     0    (1,780,677)      N/A           0             0        130,677



COMPASS STRATEGIC INVESTMENTS FUND

NOTES TO ACCOUNT STATEMENT
MARCH 31, 1998
(UNAUDITED)


NOTE 1 (CONTINUED) - INVESTMENT IN LIMITED PARTNERSHIPS, GENERAL PARTNERSHIPS, MUTUAL FUNDS, AND LIMITED LIABILITY CORPORATIONS

CERBERUS PARTNERS
CAPITAL ACCOUNT VALUE

                                                                                NET
                                       NET      CURRENT                 CURRENT               CURRENT     QUARTERLY      CUMULATIVE
                                CUMULATIVE   INVESTMENT              INVESTMENT QUARTERLY       TOTAL           NET             NET
DATE                            INVESTMENT (WITHDRAWAL)      LOAD  (WITHDRAWAL)    RETURN       VALUE   PERFORMANCE     PERFORMANCE
----                            ---------- ------------      ----  ------------ ---------     -------   -----------     -----------
01/02/98 - INITIAL INVESTMENT    1,200,000            0         0             0       N/A   1,200,000             0               0
03/31/98                         1,200,000            0         0             0      0.9%   1,211,065        11,065          11,065



CHESAPEAKE PARTNERS, L.P.
CAPITAL ACCOUNT VALUE

                                                                            NET
                                       NET      CURRENT                 CURRENT               CURRENT     QUARTERLY      CUMULATIVE
                                CUMULATIVE   INVESTMENT              INVESTMENT QUARTERLY       TOTAL           NET             NET
DATE                            INVESTMENT (WITHDRAWAL)      LOAD  (WITHDRAWAL)    RETURN       VALUE   PERFORMANCE     PERFORMANCE
----                            ---------- ------------      ----  ------------ ---------     -------   -----------     -----------
01/01/96 - INITIAL INVESTMENT    1,250,000    1,250,000         0     1,250,000       N/A   1,250,000             0               0
03/31/96                         1,250,000            0         0             0      9.4%   1,367,339       117,339         117,339
06/30/96                         1,250,000            0         0             0      3.0%   1,408,661        41,322         158,661
09/30/96                         1,750,000      500,000         0       500,000      6.8%   2,039,394       130,733         289,394
12/31/96                         1,750,000            0         0             0      5.1%   2,142,483       103,089         392,483
03/31/97                         1,350,000     (400,000)        0      (400,000)     3.7%   1,807,027        64,544         457,027
06/30/97                         1,350,000            0         0             0      8.2%   1,954,655       147,628         604,655
09/30/97                         1,950,000      600,000         0       600,000      7.8%   2,754,403       199,748         804,403
12/31/97                         1,950,000            0         0             0      3.5%   2,850,045        95,642         900,045
03/31/98                         1,950,000            0         0             0      8.5%   3,091,060       241,015       1,141,060


COLUMBUS EMERGING MARKETS FD PARTS, L.P.
CAPITAL ACCOUNT VALUE
                                                                                NET
                                       NET      CURRENT                 CURRENT               CURRENT     QUARTERLY      CUMULATIVE
                                CUMULATIVE   INVESTMENT              INVESTMENT QUARTERLY       TOTAL           NET             NET
DATE                            INVESTMENT (WITHDRAWAL)      LOAD  (WITHDRAWAL)    RETURN       VALUE   PERFORMANCE     PERFORMANCE
----                            ---------- ------------      ----  ------------ ---------     -------   -----------     -----------
01/02/98 - INITIAL INVESTMENT    2,400,000            0         0             0       N/A   2,400,000             0               0
03/31/98                         2,400,000            0         0             0      0.3%   2,407,200         7,200           7,200


COMPASS STRATEGIC INVESTMENTS FUND

NOTES TO ACCOUNT STATEMENT
MARCH 31, 1998
(UNAUDITED)

NOTE 1 (CONTINUED) - INVESTMENT IN LIMITED PARTNERSHIPS, GENERAL PARTNERSHIPS, MUTUAL FUNDS, AND LIMITED LIABILITY CORPORATIONS

DOUBLE ALPHA PARTNERS, L.P.
CAPITAL ACCOUNT VALUE

                                                                              NET
                                         NET      CURRENT                 CURRENT              CURRENT     QUARTERLY    CUMULATIVE
                                  CUMULATIVE   INVESTMENT              INVESTMENT QUARTERLY      TOTAL           NET           NET
DATE                              INVESTMENT (WITHDRAWAL)      LOAD  (WITHDRAWAL)    RETURN      VALUE   PERFORMANCE   PERFORMANCE
----                              ---------- ------------      ----  ------------ ---------    -------   -----------   -----------
01/02/98 - INITIAL INVESTMENT      1,000,000            0         0             0       N/A  1,000,000             0             0
03/31/98                           1,000,000            0         0             0      7.3%  1,072,967        72,967        72,967


EAGLE GLOBAL, L.P.
CAPITAL ACCOUNT VALUE

                                                                              NET
                                         NET      CURRENT                 CURRENT            CURRENT     QUARTERLY    CUMULATIVE
                                  CUMULATIVE   INVESTMENT              INVESTMENT QUARTERLY    TOTAL           NET           NET
DATE                              INVESTMENT (WITHDRAWAL)      LOAD  (WITHDRAWAL)    RETURN    VALUE   PERFORMANCE   PERFORMANCE
----                              ---------- ------------      ----  ------------ ---------  -------   -----------   -----------
01/02/98 - INITIAL INVESTMENT        600,000            0         0             0       N/A  600,000             0             0
03/31/98                             600,000            0         0             0     10.4%  662,652        62,652        62,652


EAGLE FX, LTD
CAPITAL ACCOUNT VALUE

                                                                              NET
                                         NET      CURRENT                 CURRENT            CURRENT     QUARTERLY    CUMULATIVE
                                  CUMULATIVE   INVESTMENT              INVESTMENT QUARTERLY    TOTAL           NET           NET
DATE                              INVESTMENT (WITHDRAWAL)      LOAD  (WITHDRAWAL)    RETURN    VALUE   PERFORMANCE   PERFORMANCE
----                              ---------- ------------      ----  ------------ ---------  -------   -----------   -----------
01/02/98 - INITIAL INVESTMENT        600,000            0         0             0       N/A  600,000             0             0
03/31/98                             600,000            0         0             0     -3.6%  578,276       (21,724)      (21,724)



GROSSMAN CURRENCY FUND, L.P.
CAPITAL ACCOUNT VALUE
                                                                              NET
                                         NET      CURRENT                 CURRENT              CURRENT     QUARTERLY    CUMULATIVE
                                  CUMULATIVE   INVESTMENT              INVESTMENT QUARTERLY      TOTAL           NET           NET
DATE                              INVESTMENT (WITHDRAWAL)      LOAD  (WITHDRAWAL)    RETURN      VALUE   PERFORMANCE   PERFORMANCE
----                              ---------- ------------      ----  ------------ ---------    -------   -----------   -----------
01/02/98 - INITIAL INVESTMENT      1,200,000            0         0             0       N/A  1,200,000             0             0
03/31/98                           1,200,000            0         0             0      5.7%  1,267,839        67,839        67,839

COMPASS STRATEGIC INVESTMENTS FUND

NOTES TO ACCOUNT STATEMENT
MARCH 31, 1998
(UNAUDITED)

NOTE 1 (CONTINUED) - INVESTMENT IN LIMITED PARTNERSHIPS, GENERAL PARTNERSHIPS, MUTUAL FUNDS, AND LIMITED LIABILITY CORPORATIONS

INCOME ARBITRAGE PARTNERS
CAPITAL ACCOUNT VALUE

                                                                            NET
                                           NET      CURRENT             CURRENT              CURRENT     QUARTERLY      CUMULATIVE
                                    CUMULATIVE   INVESTMENT          INVESTMENT QUARTERLY      TOTAL           NET             NET
DATE                                INVESTMENT (WITHDRAWAL)  LOAD  (WITHDRAWAL)    RETURN      VALUE   PERFORMANCE     PERFORMANCE
----                                ---------- ------------  ----  ------------    ------      -----   -----------     -----------
01/01/94 - INITIAL INVESTMENT        1,000,000    1,000,000     0     1,000,000       N/A  1,000,000             0               0
03/31/94                             1,000,000            0     0             0     -1.4%    986,429       (13,571)        (13,571)
06/30/94                             1,000,000            0     0             0      3.1%  1,016,625        30,196          16,625
09/30/94                             1,000,000            0     0             0     11.1%  1,129,127       112,502         129,127
12/31/94                             1,000,000            0     0             0      5.9%  1,195,480        66,353         195,480
03/31/95                             1,000,000            0     0             0      6.5%  1,273,731        78,251         273,731
06/30/95                             1,000,000            0     0             0      7.5%  1,369,781        96,050         369,781
09/30/95                             1,000,000            0     0             0     13.8%  1,558,873       189,092         558,873
12/31/95                             1,000,000            0     0             0      9.5%  1,706,309       147,436         706,309
03/31/96                             1,000,000            0     0             0     10.8%  1,890,078       183,769         890,078
06/30/96                             1,000,000            0     0             0     15.4%  2,180,663       290,585       1,180,663
09/30/96                             1,000,000            0     0             0      6.6%  2,324,334       143,671       1,324,334
12/31/96                             1,000,000            0     0             0      3.3%  2,402,142        77,808       1,402,142
03/31/97                             1,000,000            0     0             0      6.4%  2,555,158       153,016       1,555,158
06/30/97                             1,000,000            0     0             0      2.7%  2,624,870        69,712       1,624,870
09/30/97                             1,806,369      806,369     0       806,369      5.3%  3,612,950       181,711       1,806,581
12/31/97                             1,806,369            0     0             0      1.9%  3,680,000        67,050       1,873,631
03/31/98                              (567,750)  (2,374,119)    0    (2,374,119)    -0.7%  1,294,339       (11,542)      1,862,089


JOHO PARTNERS, L.P.
CAPITAL ACCOUNT VALUE

                                                                            NET
                                           NET      CURRENT             CURRENT              CURRENT     QUARTERLY      CUMULATIVE
                                    CUMULATIVE   INVESTMENT          INVESTMENT QUARTERLY      TOTAL           NET             NET
DATE                                INVESTMENT (WITHDRAWAL)  LOAD  (WITHDRAWAL)    RETURN      VALUE   PERFORMANCE     PERFORMANCE
----                                ---------- ------------  ----  ------------    ------      -----   -----------     -----------
01/02/98 - INITIAL INVESTMENT        1,200,000            0     0             0       N/A  1,200,000             0               0
03/31/98                             1,200,000            0     0             0     -3.3%  1,160,614       (39,386)        (39,386)

COMPASS STRATEGIC INVESTMENTS FUND

NOTES TO ACCOUNT STATEMENT
MARCH 31, 1998
(UNAUDITED)

NOTE 1 (CONTINUED)- INVESTMENT IN LIMITED PARTNERSHIPS, GENERAL PARTNERSHIPS, MUTUAL FUNDS, AND LIMITED LIABILITY CORPORATIONS

KINGDON ASSOCIATES
CAPITAL ACCOUNT VALUE

                                                                            NET
                                           NET      CURRENT             CURRENT              CURRENT     QUARTERLY      CUMULATIVE
                                    CUMULATIVE   INVESTMENT          INVESTMENT QUARTERLY      TOTAL           NET             NET
DATE                                INVESTMENT (WITHDRAWAL)  LOAD  (WITHDRAWAL)    RETURN      VALUE   PERFORMANCE     PERFORMANCE
----                                ---------- ------------  ----  ------------    ------      -----   -----------     -----------
01/01/96 - INITIAL INVESTMENT        1,600,000    1,600,000     0     1,600,000       N/A  1,600,000             0               0
03/31/96                             1,600,000            0     0             0      7.0%  1,712,000       112,000         112,000
06/30/96                             1,600,000            0     0             0      8.0%  1,848,713       136,713         248,713
09/30/96                             1,600,000            0     0             0     -0.6%  1,837,521       (11,192)        237,521
12/31/96                             1,600,000            0     0             0      4.2%  1,913,969        76,448         313,969
03/31/97                             2,130,000      530,000     0       530,000      3.3%  2,523,600        79,631         393,600
06/30/97                             2,130,000            0     0             0      9.4%  2,760,637       237,037         630,637
09/30/97                             2,130,000            0     0             0     12.7%  3,111,165       350,528         981,165
12/31/97                             2,130,000            0     0             0      3.0%  3,203,303        92,138       1,073,303
03/31/98                             3,330,000    1,200,000     0     1,200,000     10.5%  4,867,160       463,857       1,537,160


LIBRA FUND, L.P.
CAPITAL ACCOUNT VALUE
                                                                            NET
                                           NET      CURRENT             CURRENT              CURRENT     QUARTERLY      CUMULATIVE
                                    CUMULATIVE   INVESTMENT          INVESTMENT QUARTERLY      TOTAL           NET             NET
DATE                                INVESTMENT (WITHDRAWAL)  LOAD  (WITHDRAWAL)    RETURN      VALUE   PERFORMANCE     PERFORMANCE
----                                ---------- ------------  ----  ------------    ------      -----   -----------     -----------
01/02/98 - INITIAL INVESTMENT        1,200,000            0     0             0       N/A  1,200,000             0               0
03/31/98                             1,200,000            0     0             0      3.5%  1,242,260        42,260          42,260

COMPASS STRATEGIC INVESTMENTS FUND

NOTES TO ACCOUNT STATEMENT
MARCH 31, 1998
(UNAUDITED)

NOTE 1 (CONTINUED)- INVESTMENT IN LIMITED PARTNERSHIPS, GENERAL PARTNERSHIPS, MUTUAL FUNDS, AND LIMITED LIABILITY CORPORATIONS

MONARCH CAPITAL, L.P.
CAPITAL ACCOUNT VALUE

                                                                            NET
                                           NET      CURRENT             CURRENT              CURRENT     QUARTERLY      CUMULATIVE
                                    CUMULATIVE   INVESTMENT          INVESTMENT QUARTERLY      TOTAL           NET             NET
DATE                                INVESTMENT (WITHDRAWAL)  LOAD  (WITHDRAWAL)    RETURN      VALUE   PERFORMANCE     PERFORMANCE
----                                ---------- ------------  ----  ------------    ------      -----   -----------     -----------
01/01/96 - INITIAL INVESTMENT        1,250,000    1,250,000     0     1,250,000       N/A  1,250,000             0               0
03/31/96                             1,250,000            0     0             0     12.0%  1,400,300       150,300         150,300
06/30/96                             1,250,000            0     0             0      4.6%  1,465,375        65,075         215,375
09/30/96                             1,650,000      400,000     0       400,000      5.2%  1,962,176        96,801         312,176
12/31/96                             1,650,000            0     0             0     -0.2%  1,957,334        (4,842)        307,334
03/31/97                             1,650,000            0     0             0     -0.2%  1,953,575        (3,759)        303,575
06/30/97                             1,650,000            0     0             0      0.5%  1,962,439         8,864         312,439
09/30/97                             1,650,000            0     0             0      3.4%  2,029,037        66,598         379,037
12/31/97                             1,650,000            0     0             0      4.9%  2,128,798        99,761         478,798
03/31/98                             1,650,000            0     0             0      5.3%  2,242,394       113,596         592,394


MUTUAL BEACON FUND
CAPITAL ACCOUNT VALUE
                                                                            NET
                                           NET      CURRENT             CURRENT              CURRENT     QUARTERLY      CUMULATIVE
                                    CUMULATIVE   INVESTMENT          INVESTMENT QUARTERLY      TOTAL           NET             NET
DATE                                INVESTMENT (WITHDRAWAL)  LOAD  (WITHDRAWAL)    RETURN      VALUE   PERFORMANCE     PERFORMANCE
----                                ---------- ------------  ----  ------------    ------      -----   -----------     -----------
10/01/97 - INITIAL INVESTMENT            5,000            0     0             0       N/A      5,000             0               0
12/31/96                                 5,000            0     0             0      6.8%      5,340           340             340
03/31/97                                 5,000            0     0             0      4.2%      5,565           225             565
06/30/97                                 5,000            0     0             0      7.8%      5,997           432             997
09/30/97                                 5,000            0     0             0      9.6%      6,572           575           1,572
12/31/97                                 5,000            0     0             0     -0.1%      6,568            (4)          1,568
03/31/98                                 5,000            0     0             0      9.3%      7,178           610           2,178

COMPASS STRATEGIC INVESTMENTS FUND

NOTES TO ACCOUNT STATEMENT
MARCH 31, 1998
(UNAUDITED)

NOTE 1 (CONTINUED)- INVESTMENT IN LIMITED PARTNERSHIPS, GENERAL PARTNERSHIPS, MUTUAL FUNDS, AND LIMITED LIABILITY CORPORATIONS

MUTUAL DISCOVERY FUND
CAPITAL ACCOUNT VALUE

                                                                            NET
                                           NET      CURRENT             CURRENT              CURRENT     QUARTERLY      CUMULATIVE
                                    CUMULATIVE   INVESTMENT          INVESTMENT QUARTERLY      TOTAL           NET             NET
DATE                                INVESTMENT (WITHDRAWAL)  LOAD  (WITHDRAWAL)    RETURN      VALUE   PERFORMANCE     PERFORMANCE
----                                ---------- ------------  ----  ------------    ------      -----   -----------     -----------
10/01/97 - INITIAL INVESTMENT            1,000            0     0             0       N/A      1,000             0               0
12/31/96                                 1,000            0     0             0      5.3%      1,053            53              53
03/31/97                                 1,000            0     0             0      5.8%      1,114            61             114
06/30/97                                 1,000            0     0             0      7.7%      1,200            86             200
09/30/97                                 1,000            0     0             0      8.5%      1,302           102             302
12/31/97                                 1,000            0     0             0     -0.5%      1,295            (7)            295
03/31/98                                 1,000            0     0             0     11.2%      1,440           145             440


MUTUAL EUROPEAN FUND
CAPITAL ACCOUNT VALUE

                                                                            NET
                                           NET      CURRENT             CURRENT              CURRENT     QUARTERLY      CUMULATIVE
                                    CUMULATIVE   INVESTMENT          INVESTMENT QUARTERLY      TOTAL           NET             NET
DATE                                INVESTMENT (WITHDRAWAL)  LOAD  (WITHDRAWAL)    RETURN      VALUE   PERFORMANCE     PERFORMANCE
----                                ---------- ------------  ----  ------------    ------      -----   -----------     -----------
10/01/97 - INITIAL INVESTMENT            1,000            0     0             0       N/A      1,000             0               0
12/31/96                                 1,000            0     0             0      5.9%      1,059            59              59
03/31/97                                 1,000            0     0             0      8.2%      1,146            87             146
06/30/97                                 1,000            0     0             0      4.5%      1,198            52             198
09/30/97                                 1,000            0     0             0      9.3%      1,309           111             309
03/31/98                                 1,000            0     0             0     14.5%      1,499           190             499

COMPASS STRATEGIC INVESTMENTS FUND

NOTES TO ACCOUNT STATEMENT
MARCH 31, 1998
(UNAUDITED)

NOTE 1 (CONTINUED)- INVESTMENT IN LIMITED PARTNERSHIPS, GENERAL PARTNERSHIPS, MUTUAL FUNDS, AND LIMITED LIABILITY CORPORATIONS

OPPENHEIMER HORIZON FUND, L.P.
CAPITAL ACCOUNT VALUE

                                                                            NET
                                           NET      CURRENT             CURRENT              CURRENT     QUARTERLY      CUMULATIVE
                                    CUMULATIVE   INVESTMENT          INVESTMENT QUARTERLY      TOTAL           NET             NET
DATE                                INVESTMENT (WITHDRAWAL)  LOAD  (WITHDRAWAL)    RETURN      VALUE   PERFORMANCE     PERFORMANCE
----                                ---------- ------------  ----  ------------    ------      -----   -----------     -----------
01/01/94 - INITIAL INVESTMENT        1,000,000    1,000,000     0     1,000,000       N/A  1,000,000             0               0
03/31/94                             1,000,000            0     0             0     4.31%  1,043,135        43,135          43,135
06/30/94                             1,000,000            0     0             0     1.62%  1,060,032        16,897          60,032
09/30/94                             1,000,000            0     0             0     1.13%  1,072,034        12,002          72,034
12/31/94                             1,000,000            0     0             0     1.13%  1,084,131        12,097          84,131
03/31/95                               700,000     (300,000)    0      (300,000)    2.58%    804,358        20,227         104,358
06/30/95                               700,000            0     0             0     4.99%    844,508        40,150         144,508
09/30/95                               700,000            0     0             0     2.00%    861,423        16,915         161,423
12/31/95                               700,000            0     0             0     1.87%    877,520        16,097         177,520
03/31/96                               700,000            0     0             0     3.85%    911,276        33,756         211,276
06/30/96                               700,000            0     0             0     4.53%    952,513        41,237         252,513
09/30/96                               700,000            0     0             0     3.45%    985,409        32,896         285,409
12/31/96                               700,000            0     0             0     4.19%  1,026,725        41,316         326,725
03/31/97                                     0    1,026,725     0     1,026,725     0.00%          0             0         326,725
06/30/97                                     0       24,034     0        24,034     0.00%          0             0         326,725
09/30/97                                     0            0     0             0     0.00%          0             0         326,725
12/31/97                                24,034       24,034     0        24,034     0.00%     24,034        24,034         350,759
03/31/98                                24,034            0     0             0      0.0%     24,034             0               0

COMPASS STRATEGIC INVESTMENTS FUND

NOTES TO ACCOUNT STATEMENT
MARCH 31, 1998
(UNAUDITED)

NOTE 1 (CONTINUED) - INVESTMENT IN LIMITED PARTNERSHIPS, GENERAL PARTNERSHIPS, MUTUAL FUNDS, AND LIMITED LIABILITY CORPORATIONS

PARSEC TRADING CORP.
CAPITAL ACCOUNT VALUE

                                                                            NET
                                        NET       CURRENT               CURRENT                 CURRENT     QUARTERLY    CUMULATIVE
                                 CUMULATIVE    INVESTMENT            INVESTMENT   QUARTERLY       TOTAL           NET           NET
DATE                             INVESTMENT  (WITHDRAWAL)    LOAD  (WITHDRAWAL)      RETURN       VALUE   PERFORMANCE   PERFORMANCE
-----                            ----------  ------------    ----  ------------   ---------    --------   -----------   -----------
01/01/94 - INITIAL INVESTMENT     1,400,117     1,400,117       0     1,400,117         N/A   1,400,117             0             0
03/31/94                          1,400,117             0       0             0        6.9%   1,496,638        96,521        96,521
06/30/94                          1,400,117             0       0             0        3.0%   1,538,640        42,002       138,523
09/30/94                          1,400,117             0       0             0        5.2%   1,615,062        76,422       214,945
12/31/94                          1,400,117             0       0             0        7.6%   1,734,106       119,044       333,989
03/31/95                            945,742      (454,375)      0      (454,375)      11.9%   1,431,880       152,149       486,138
06/30/95                            945,742             0       0             0       23.3%   1,765,952       334,072       820,210
09/30/95                            945,742             0       0             0       10.6%   1,953,516       187,564     1,007,774
12/31/95                            945,742             0       0             0        7.4%   2,098,007       144,491     1,152,265
03/31/96                            795,742      (150,000)      0      (150,000)      15.2%   2,243,386       295,379     1,447,644
06/30/96                            795,742             0       0             0        4.9%   2,352,806       109,420     1,557,064
09/30/96                            795,742             0       0             0        5.9%   2,491,088       138,282     1,695,346
12/31/96                            795,742             0       0             0        7.2%   2,671,385       180,297     1,875,643
03/31/97                            895,742       100,000       0       100,000        6.8%   2,958,943       187,558     2,063,201
06/30/97                            895,742             0       0             0        0.7%   2,980,292        21,349     2,084,550
09/30/97                            895,742             0       0             0        2.2%   3,045,225        64,933     2,149,483
12/31/97                            151,227      (744,515)      0      (744,515)       2.2%   2,350,340        49,630     2,199,113
03/31/98                            112,042       (39,185)      0       (39,185)      -1.1%   2,286,358       (24,797)    2,174,316

COMPASS STRATEGIC INVESTMENTS FUND

NOTES TO ACCOUNT STATEMENT
MARCH 31, 1998
(UNAUDITED)

NOTE 1 (CONTINUED) - INVESTMENT IN LIMITED PARTNERSHIPS, GENERAL PARTNERSHIPS, MUTUAL FUNDS, AND LIMITED LIABILITY CORPORATIONS

PERRY PARTNERS, L.P.
CAPITAL ACCOUNT VALUE

                                                                           NET
                                        NET       CURRENT               CURRENT                 CURRENT     QUARTERLY    CUMULATIVE
                                 CUMULATIVE    INVESTMENT            INVESTMENT   QUARTERLY       TOTAL           NET           NET
DATE                             INVESTMENT  (WITHDRAWAL)    LOAD  (WITHDRAWAL)      RETURN       VALUE   PERFORMANCE   PERFORMANCE
-----                            ----------  ------------    ----  ------------   ---------    --------   -----------   -----------
01/01/92 - INITIAL INVESTMENT       625,000      625,000         0       625,000        N/A     625,000             0             0
03/31/92                            625,000            0         0             0       6.9%     668,000        43,000        43,000
06/30/92                            625,000            0         0             0       1.4%     677,018         9,018        52,018
09/30/92                            625,000            0         0             0       2.4%     693,125        16,107        68,125
12/31/92                            625,000            0         0             0       2.9%     712,900        19,775        87,900
03/31/93                            625,000            0         0             0       7.2%     764,182        51,282       139,182
06/30/93                            625,000            0         0             0       6.8%     815,826        51,644       190,826
09/30/93                          1,025,000      400,000         0       400,000       5.9%   1,287,405        71,579       262,405
12/31/93                          1,025,000            0         0             0       6.8%   1,375,136        87,731       350,136
03/31/94                          1,025,000            0         0             0       1.4%   1,394,366        19,230       369,366
06/30/94                          1,025,000            0         0             0       2.1%   1,423,635        29,269       398,635
09/30/94                          1,025,000            0         0             0       3.5%   1,474,087        50,452       449,087
12/31/94                          1,025,000            0         0             0      -0.6%   1,464,580       (9,507)       439,580
03/31/95                            775,000     (250,000)        0      (250,000)      6.9%   1,298,408        83,828       523,408
06/30/95                            775,000            0         0             0       1.7%   1,321,080        22,672       546,080
09/30/95                            775,000            0         0             0       6.6%   1,407,622        86,542       632,622
12/31/95                            775,000            0         0             0       1.9%   1,434,363        26,741       659,363
03/31/96                          1,275,000      500,000         0       500,000       4.4%   2,018,781        84,418       743,781
06/30/96                          1,275,000            0         0             0       1.7%   2,052,757        33,976       777,757
09/30/96                          1,545,000      270,000         0       270,000       3.3%   2,399,608        76,851       854,608
12/31/96                          1,545,000            0         0             0      10.5%   2,650,480       250,872     1,105,480
03/31/97                            645,000     (900,000)        0      (900,000)      4.3%   1,825,519        75,039     1,180,519
06/30/97                            645,000            0         0             0       7.4%   1,959,836       134,317     1,314,836
09/30/97                          1,245,000      600,000         0       600,000      10.1%   2,817,483       257,647     1,572,483
12/31/97                          2,045,000      800,000         0       800,000       3.9%   3,757,170       139,687     1,712,170
03/31/98                          1,645,000     (400,000)        0      (400,000)     13.7%   3,817,696       460,526     2,172,696

COMPASS STRATEGIC INVESTMENTS FUND

NOTES TO ACCOUNT STATEMENT
MARCH 31, 1998
(UNAUDITED)

NOTE 1 (CONTINUED) - INVESTMENT IN LIMITED PARTNERSHIPS, GENERAL PARTNERSHIPS, MUTUAL FUNDS, AND LIMITED LIABILITY CORPORATIONS

REMINGTON INVESTMENT STRATEGIES, L.P.
CAPITAL ACCOUNT VALUE

                                                                           NET
                                        NET       CURRENT               CURRENT                 CURRENT     QUARTERLY    CUMULATIVE
                                 CUMULATIVE    INVESTMENT            INVESTMENT   QUARTERLY       TOTAL           NET           NET
DATE                             INVESTMENT  (WITHDRAWAL)    LOAD  (WITHDRAWAL)      RETURN       VALUE   PERFORMANCE   PERFORMANCE
-----                            ----------  ------------    ----  ------------   ---------    --------   -----------   -----------
05/01/95 - INITIAL INVESTMENT       600,000       600,000       0       600,000         N/A     600,000             0             0
06/30/95                            600,000             0       0             0        2.8%     616,524        16,524        16,524
09/30/95                            800,000       200,000       0       200,000       16.5%     950,949       134,425       150,949
12/31/95                          1,300,000       500,000       0       500,000        5.8%   1,535,233        84,284       235,233
03/31/96                          2,050,000       750,000       0       750,000        9.4%   2,500,502       215,269       450,502
06/30/96                          2,050,000             0       0             0       14.0%   2,851,404       350,902       801,404
09/30/96                          3,920,000     1,870,000       0     1,870,000        2.7%   4,807,702        86,298       887,702
12/31/96                          3,920,000             0       0             0        8.6%   5,222,333       414,631     1,302,333
03/31/97                          4,420,000       500,000       0       500,000        6.4%   6,089,191       366,858     1,669,191
06/30/97                          4,420,000             0       0             0        2.2%   6,223,496       134,305     1,803,496
09/30/97                          5,670,000     1,250,000       0     1,250,000       11.3%   8,319,743       846,247     2,649,743
12/31/97                          5,670,000             0       0             0       12.6%   9,370,000     1,050,257     3,700,000
03/31/98                          5,670,000             0       0             0       15.7%   10,843,97     1,473,974     5,173,974

COMPASS STRATEGIC INVESTMENTS FUND

NOTES TO ACCOUNT STATEMENT
MARCH 31, 1998
(UNAUDITED)

NOTE 1 (CONTINUED) - INVESTMENT IN LIMITED PARTNERSHIPS, GENERAL PARTNERSHIPS, MUTUAL FUNDS, AND LIMITED LIABILITY CORPORATIONS

SANGAMON PARTNERS, L.P.
CAPITAL ACCOUNT VALUE

                                                                           NET
                                        NET       CURRENT               CURRENT                 CURRENT     QUARTERLY    CUMULATIVE
                                 CUMULATIVE    INVESTMENT            INVESTMENT   QUARTERLY       TOTAL           NET           NET
DATE                             INVESTMENT  (WITHDRAWAL)    LOAD  (WITHDRAWAL)      RETURN       VALUE   PERFORMANCE   PERFORMANCE
-----                            ----------  ------------    ----  ------------   ---------    --------   -----------   -----------
12/31/91 - INITIAL INVESTMENT       375,000       375,000       0       375,000         N/A     375,000             0             0
03/31/92                            375,000             0       0             0       11.0%     416,360        41,360        41,360
06/30/92                            375,000             0       0             0        6.0%     441,363        25,003        66,363
09/30/92                            375,000             0       0             0       -3.9%     424,139       (17,224)       49,139
12/31/92                            375,000             0       0             0        6.5%     451,870        27,731        76,870
03/31/93                            375,000             0       0             0        2.7%     463,867        11,997        88,867
06/30/93                            375,000             0       0             0        7.7%     499,722        35,855       124,722
09/30/93                            375,000             0       0             0        3.2%     515,485        15,763       140,485
12/31/93                          1,125,000       750,000       0       750,000        3.9%   1,285,770        20,285       160,770
03/31/94                          1,375,000       250,000       0       250,000       -1.2%   1,520,133       (15,637)      145,133
06/30/94                          1,475,000       100,000       0       100,000       10.7%   1,783,499       163,366       308,499
09/30/94                          1,475,000             0       0             0        5.7%   1,885,655       102,156       410,655
12/31/94                          1,475,000             0       0             0       -0.3%   1,880,716        (4,939)      405,716
03/31/95                          1,475,000             0       0             0        0.5%   1,889,611         8,895       414,611
06/30/95                          1,475,000             0       0             0        1.4%   1,916,525        26,914       441,525
09/30/95                          1,475,000             0       0             0        0.9%   1,933,404        16,879       458,404
12/31/95                          1,475,000             0       0             0        3.1%   1,993,806        60,402       518,806
03/31/96                          1,475,000             0       0             0        3.3%   2,060,000        66,194       585,000
06/30/96                          1,475,000             0       0             0       -1.2%   2,035,591       (24,409)      560,591
09/30/96                          1,475,000             0       0             0        6.9%   2,176,963       141,372       701,963
12/31/96                          1,975,000       500,000       0       500,000        0.6%   2,692,407        15,444       717,407
03/31/97                          2,275,000       300,000       0       300,000        9.5%   3,276,715       284,308     1,001,715
06/30/97                          2,275,000             0       0             0       -1.6%   3,225,900       (50,815)      950,900
09/30/97                          2,275,000             0       0             0        6.5%   3,435,079       209,179     1,160,079
12/31/97                          2,275,000             0       0             0       11.9%   3,844,372       409,293     1,569,372
03/31/98                          2,275,000             0       0             0        1.0%   3,883,784        39,412     1,608,784

COMPASS STRATEGIC INVESTMENTS FUND

NOTES TO ACCOUNT STATEMENT
MARCH 31, 1998
(UNAUDITED)

NOTE 1 (CONTINUED) - INVESTMENT IN LIMITED PARTNERSHIPS, GENERAL PARTNERSHIPS, MUTUAL FUNDS, AND LIMITED LIABILITY CORPORATIONS

SPINNAKER TECHNOLOGY FUND L.P.
CAPITAL ACCOUNT VALUE

                                                                            NET
                                        NET       CURRENT               CURRENT                 CURRENT     QUARTERLY    CUMULATIVE
                                 CUMULATIVE    INVESTMENT            INVESTMENT   QUARTERLY       TOTAL           NET           NET
DATE                             INVESTMENT  (WITHDRAWAL)    LOAD  (WITHDRAWAL)      RETURN       VALUE   PERFORMANCE   PERFORMANCE
-----                            ----------  ------------    ----  ------------   ---------    --------   -----------   -----------
04/01/97 - INITIAL INVESTMENT     1,800,000     1,800,000       0     1,800,000         N/A   1,800,000             0             0
06/30/97                          1,800,000             0       0             0        9.4%   1,969,029       169,029       169,029
09/30/97                          1,800,000             0       0             0       14.5%   2,253,877       284,848       453,877
12/31/97                          1,800,000             0       0             0       -7.6%   2,082,300      (171,577)      282,300
03/31/98                          1,800,000             0       0             0       15.1%   2,396,921       314,621       596,921



STARK INVESTMENTS, L.P.
CAPITAL ACCOUNT VALUE
                                                                            NET
                                        NET       CURRENT               CURRENT                 CURRENT     QUARTERLY    CUMULATIVE
                                 CUMULATIVE    INVESTMENT            INVESTMENT   QUARTERLY       TOTAL           NET           NET
DATE                             INVESTMENT  (WITHDRAWAL)    LOAD  (WITHDRAWAL)      RETURN       VALUE   PERFORMANCE   PERFORMANCE
-----                            ----------  ------------    ----  ------------   ---------    --------   -----------   -----------
01/01/96 - INITIAL INVESTMENT     1,250,000     1,250,000       0     1,250,000         N/A   1,250,000             0              0
03/31/96                          1,250,000             0       0             0        7.8%   1,347,025        97,025         97,025
06/30/96                          1,650,000       400,000       0       400,000        6.8%   1,856,542       109,517        206,542
09/30/96                          2,030,000       380,000       0       380,000        4.5%   2,336,645       100,103        306,645
12/31/96                          2,530,000       500,000       0       500,000        5.7%   2,998,886       162,241        468,886
03/31/97                          3,420,000       890,000       0       890,000        4.1%   4,046,412       157,526        626,412
06/30/97                          3,420,000             0       0             0        6.3%   4,300,315       253,903        880,315
09/30/97                          4,620,000     1,200,000       0     1,200,000        7.9%   5,935,555       435,240      1,315,555
12/31/97                          4,620,000             0       0             0        0.0%   5,935,357          (198)     1,315,357
03/31/98                          3,620,000    (1,000,000)      0    (1,000,000)       5.1%   5,188,095       252,738      1,568,095

COMPASS STRATEGIC INVESTMENTS FUND

NOTES TO ACCOUNT STATEMENT
MARCH 31, 1998
(UNAUDITED)

NOTE 1 (CONTINUED) - INVESTMENT IN LIMITED PARTNERSHIPS, GENERAL
PARTNERSHIPS, MUTUAL FUNDS, AND LIMITED LIABILITY CORPORATIONS

T/A PACIFIC SELECT INVESTMENTS, L.P.
CAPITAL ACCOUNT VALUE

                                                                           NET
                                        NET       CURRENT              CURRENT                 CURRENT     QUARTERLY    CUMULATIVE
                                 CUMULATIVE    INVESTMENT           INVESTMENT   QUARTERLY       TOTAL           NET           NET
DATE                             INVESTMENT  (WITHDRAWAL)   LOAD  (WITHDRAWAL)      RETURN       VALUE   PERFORMANCE   PERFORMANCE
-----                            ----------  ------------   ----  ------------   ---------    --------   -----------   -----------
01/01/94 - INITIAL INVESTMENT     1,500,000    1,500,000       0     1,500,000         N/A   1,500,000             0             0
03/31/94                          1,500,000            0       0             0        9.0%   1,634,407       134,407       134,407
06/30/94                          1,500,000            0       0             0       -4.7%   1,558,260       (76,147)       58,260
09/30/94                          1,500,000            0       0             0       -2.4%   1,520,814       (37,446)       20,814
12/31/94                          1,500,000            0       0             0        3.4%   1,572,622        51,808        72,622
03/31/95                          1,500,000            0       0             0      -13.2%   1,365,294      (207,328)     (134,706)
06/30/95                          1,500,000            0       0             0        2.5%   1,399,012        33,718      (100,988)
09/30/95                          1,500,000            0       0             0      -11.2%   1,242,675      (156,337)     (257,325)
12/31/95                          1,500,000            0       0             0      -13.4%   1,076,593      (166,082)     (423,407)
03/31/96                          1,200,000     (300,000)      0      (300,000)       3.2%     801,353        24,760      (398,647)
06/30/96                          1,200,000            0       0             0       -7.0%     745,491       (55,862)     (454,509)
09/30/96                          1,200,000            0       0             0       -7.6%     688,608       (56,883)     (511,392)
12/31/96                          1,200,000            0       0             0      -19.2%     556,509      (132,099)     (643,491)
03/31/97                          1,200,000            0       0             0      -14.9%     473,568       (82,941)     (726,432)
06/30/97                          1,200,000            0       0             0       -8.2%     434,600       (38,968)     (765,400)
09/30/97                          1,200,000            0       0             0        6.9%     464,742        30,142      (735,258)
12/31/97                          1,200,000            0       0             0      -12.5%     406,845       (57,897)     (793,155)
03/31/98                          1,200,000            0       0             0       -6.4%     380,617       (26,228)     (819,383)


TAURUS PARTNERS, L.P.
CAPITAL ACCOUNT VALUE


                                                                           NET
                                        NET       CURRENT              CURRENT                 CURRENT     QUARTERLY    CUMULATIVE
                                 CUMULATIVE    INVESTMENT           INVESTMENT   QUARTERLY       TOTAL           NET           NET
DATE                             INVESTMENT  (WITHDRAWAL)   LOAD  (WITHDRAWAL)      RETURN       VALUE   PERFORMANCE   PERFORMANCE
-----                            ----------  ------------   ----  ------------   ---------    --------   -----------   -----------
01/01/95 - INITIAL INVESTMENT     1,000,000     1,000,000      0     1,000,000         N/A   1,000,000             0             0
03/31/95                          1,000,000             0      0             0        4.5%   1,044,500        44,500        44,500
06/30/95                          1,000,000             0      0             0        7.3%   1,120,300        75,800       120,300
09/30/95                          1,000,000             0      0             0        3.5%   1,159,000        38,700       159,000
12/31/95                          1,000,000             0      0             0        3.0%   1,193,700        34,700       193,700
03/31/96                          1,700,000       700,000      0       700,000        2.2%   1,936,119        42,419       236,119
06/30/96                          1,700,000             0      0             0        3.7%   2,008,500        72,381       308,500
09/30/96                          1,960,000       260,000      0       260,000        3.9%   2,357,840        89,340       397,840
12/31/96                          1,960,000                    0             0        2.9%   2,427,060        69,220       467,060
03/31/97                          1,260,000      (700,000)     0      (700,000)       3.4%   1,786,432        59,372       526,432
06/30/97                          1,260,000             0      0             0        4.2%   1,861,406        74,974       601,406
09/30/97                          2,160,000       900,000      0       900,000        1.8%   2,810,711        49,305       650,711
12/31/97                          2,160,000             0      0             0        8.3%   3,042,922       232,211       882,922
03/31/98                          2,160,000             0      0             0        5.3%   3,205,212       162,290     1,045,212

COMPASS STRATEGIC INVESTMENTS FUND

NOTES TO ACCOUNT STATEMENT
MARCH 31, 1998
(UNAUDITED)

NOTE 1 (CONTINUED) - INVESTMENT IN LIMITED PARTNERSHIPS, GENERAL
PARTNERSHIPS, MUTUAL FUNDS, AND LIMITED LIABILITY CORPORATIONS

TYNDALL PARTNERS, L.P.
CAPITAL ACCOUNT VALUE

                                                                           NET
                                        NET       CURRENT              CURRENT                 CURRENT     QUARTERLY    CUMULATIVE
                                 CUMULATIVE    INVESTMENT           INVESTMENT   QUARTERLY       TOTAL           NET           NET
DATE                             INVESTMENT  (WITHDRAWAL)   LOAD  (WITHDRAWAL)      RETURN       VALUE   PERFORMANCE   PERFORMANCE
-----                            ----------  ------------   ----  ------------   ---------    --------   -----------   -----------
01/01/94 - INITIAL INVESTMENT     1,000,000     1,000,000      0     1,000,000         N/A   1,000,000             0             0
03/31/94                          1,000,000             0      0             0        1.4%   1,014,258        14,258        14,258
06/30/94                          1,000,000             0      0             0        5.5%   1,069,726        55,468        69,726
09/30/94                          1,000,000             0      0             0        2.4%   1,095,628        25,902        95,628
12/31/94                          1,000,000             0      0             0        0.3%   1,098,878         3,250        98,878
03/31/95                          1,200,000       200,000      0       200,000        5.1%   1,365,016        66,138       165,016
06/30/95                          1,200,000             0      0             0        5.0%   1,433,500        68,484       233,500
09/30/95                          1,200,000             0      0             0        6.3%   1,524,200        90,700       324,200
12/31/95                          1,200,000             0      0             0        2.9%   1,569,161        44,961       369,161
03/31/96                          1,550,000       350,000      0       350,000        0.7%   1,932,800        13,639       382,800
06/30/96                          1,550,000             0      0             0        1.6%   1,963,319        30,519       413,319
09/30/96                          1,730,000       180,000      0       180,000        3.5%   2,218,800        75,481       488,800
12/31/96                          1,730,000             0      0             0        8.6%   2,409,558       190,758       679,558
03/31/97                          1,730,000             0      0             0        8.1%   2,604,123       194,565       874,123
06/30/97                          1,380,000      (350,000)     0      (350,000)       2.5%   2,311,500        57,377       931,500
09/30/97                          1,380,000             0      0             0       15.6%   2,672,300       360,800     1,292,300
12/31/97                          1,380,000             0      0             0        3.4%   2,764,144        91,844     1,384,144
03/31/98                          2,280,000       900,000      0       900,000        4.8%   3,841,300       177,156     1,561,300

COMPASS STRATEGIC INVESTMENTS FUND

NOTES TO ACCOUNT STATEMENT
MARCH 31, 1998
(UNAUDITED)

NOTE 1 (CONTINUED) - INVESTMENT IN LIMITED PARTNERSHIPS, GENERAL
PARTNERSHIPS, MUTUAL FUNDS, AND LIMITED LIABILITY CORPORATIONS

VALUE REALIZATION FUND, L.P.
CAPITAL ACCOUNT VALUE

                                                                           NET
                                        NET       CURRENT              CURRENT                 CURRENT     QUARTERLY    CUMULATIVE
                                 CUMULATIVE    INVESTMENT           INVESTMENT   QUARTERLY       TOTAL           NET           NET
DATE                             INVESTMENT  (WITHDRAWAL)   LOAD  (WITHDRAWAL)      RETURN       VALUE   PERFORMANCE   PERFORMANCE
-----                            ----------  ------------   ----  ------------   ---------    --------   -----------   -----------
01/01/94 - INITIAL INVESTMENT     1,000,000     1,000,000      0     1,000,000         N/A   1,000,000             0             0
03/31/94                          1,000,000             0      0             0        0.7%   1,006,858         6,858         6,858
06/30/94                          1,000,000             0      0             0       -2.1%     985,444       (21,414)      (14,556)
09/30/94                          1,175,000       175,000      0       175,000        1.5%   1,177,698        17,254         2,698
12/31/94                            825,000      (350,000)     0      (350,000)      -3.4%     787,926      (39,772)       (37,074)
03/31/95                            825,000             0      0             0        4.0%     819,100        31,174        (5,900)
06/30/95                            825,000             0      0             0        5.4%     863,558        44,458        38,558
09/30/95                            825,000             0      0             0        6.7%     921,180        57,622        96,180
12/31/95                            825,000             0      0             0        3.9%     957,015        35,835       132,015
03/31/96                            825,000             0      0             0        5.8%   1,012,243        55,228       187,243
06/30/96                            825,000             0      0             0        9.2%   1,105,520        93,277       280,520
09/30/96                            825,000             0      0             0        3.9%   1,148,423        42,903       323,423
12/31/96                          1,325,000       500,000      0       500,000        3.6%   1,707,834        59,411       382,834
03/31/97                          1,575,000       250,000      0       250,000        3.9%   2,034,989        77,155       459,989
06/30/97                          1,975,000       400,000      0       400,000        5.1%   2,560,133       125,144       585,133
09/30/97                          1,975,000             0      0             0        9.5%   2,803,880       243,747       828,880
12/31/97                          2,375,000       400,000      0       400,000        1.6%   3,254,609        50,729       879,609
03/31/98                          2,375,000             0      0             0        4.8%   3,411,734       157,125     1,036,734


WELLINGTON PARTNERS, L.P.
CAPITAL ACCOUNT VALUE

                                                                           NET
                                        NET       CURRENT              CURRENT                 CURRENT     QUARTERLY    CUMULATIVE
                                 CUMULATIVE    INVESTMENT           INVESTMENT   QUARTERLY       TOTAL           NET           NET
DATE                             INVESTMENT  (WITHDRAWAL)   LOAD  (WITHDRAWAL)      RETURN       VALUE   PERFORMANCE   PERFORMANCE
-----                            ----------  ------------   ----  ------------   ---------    --------   -----------   -----------
01/01/96 - INITIAL INVESTMENT     1,600,000     1,600,000      0     1,600,000         N/A   1,600,000             0             0
03/31/96                          1,600,000             0      0             0        7.1%   1,713,146       113,146       113,146
06/30/96                          1,600,000             0      0             0        6.5%   1,824,311       111,165       224,311
09/30/96                          1,980,000       380,000      0       380,000        5.2%   2,318,703       114,392       338,703
12/31/96                          1,980,000             0      0             0        2.8%   2,383,108        64,405       403,108
03/31/97                          3,470,000     1,490,000      0     1,490,000        3.2%   3,996,002       122,894       526,002
06/30/97                          3,470,000             0      0             0        5.7%   4,223,863       227,861       753,863
09/30/97                          4,670,000     1,200,000      0     1,200,000        6.0%   5,751,762       327,899     1,081,762
12/31/97                          4,670,000             0      0             0       10.8%   6,375,575       623,813     1,705,575
03/31/98                          4,870,000       200,000      0       200,000        6.6%   7,012,234       436,659     2,142,234

COMPASS STRATEGIC INVESTMENTS FUND

NOTES TO ACCOUNT STATEMENT
MARCH 31, 1998
(UNAUDITED)

NOTE 1 (CONTINUED) - INVESTMENT IN LIMITED PARTNERSHIPS, GENERAL
PARTNERSHIPS, MUTUAL FUNDS, AND LIMITED LIABILITY CORPORATIONS

WESTCLIFF LONG/SHORT SA, L.P.
CAPITAL ACCOUNT VALUE

                                                                           NET
                                        NET       CURRENT              CURRENT                 CURRENT     QUARTERLY    CUMULATIVE
                                 CUMULATIVE    INVESTMENT           INVESTMENT   QUARTERLY       TOTAL           NET           NET
DATE                             INVESTMENT  (WITHDRAWAL)   LOAD  (WITHDRAWAL)      RETURN       VALUE   PERFORMANCE   PERFORMANCE
-----                            ----------  ------------   ----  ------------   ---------    --------   -----------   -----------
01/02/98 - INITIAL INVESTMENT     2,400,000             0      0             0         N/A   2,400,000             0              0
03/31/98                          2,400,000             0      0             0       -1.5%   2,363,705       (36,295)       (36,295)


WINSTON PARTNERS II ONSHORE LLC
CAPITAL ACCOUNT VALUE

                                                                           NET
                                        NET       CURRENT              CURRENT                 CURRENT     QUARTERLY    CUMULATIVE
                                 CUMULATIVE    INVESTMENT           INVESTMENT   QUARTERLY       TOTAL           NET           NET
DATE                             INVESTMENT  (WITHDRAWAL)   LOAD  (WITHDRAWAL)      RETURN       VALUE   PERFORMANCE   PERFORMANCE
-----                            ----------  ------------   ----  ------------   ---------    --------   -----------   -----------
05/01/96 - INITIAL INVESTMENT       600,000       600,000      0       600,000         N/A     600,000             0             0
06/30/96                            600,000             0      0             0        1.2%     607,002         7,002         7,002
09/30/96                            600,000             0      0             0        3.9%     630,588        23,586        30,588
12/31/96                            600,000             0      0             0        0.5%     633,720         3,132        33,720
03/31/97                            600,000             0      0             0       -2.9%     615,134       (18,586)       15,134
06/30/97                            600,000             0      0             0        9.0%     670,482        55,348        70,482
09/30/97                            600,000             0      0             0       13.9%     763,684        93,202       163,684
12/31/97                            600,000             0      0             0       -4.0%     733,303       (30,381)      133,303
03/31/98                            600,000             0      0             0        9.6%     803,585        70,282       203,585

COMPASS STRATEGIC INVESTMENTS FUND

NOTES TO ACCOUNT STATEMENT
MARCH 31, 1998
(UNAUDITED)

NOTE 2 - RECONCILIATION OF NET ASSET VALUE
(INCLUDING HISTORICAL QUARTERLY RATES OF RETURN TO GENERAL PARTNERS)

                                                                                                QUARTERLY
                                                                                                  RATE OF
                     BEGINNING                                                       ENDING     RETURN TO        NO. OF    NET ASSET
                     NET ASSET       CAPITAL         CAPITAL               NET    NET ASSET       GENERAL   OUTSTANDING        VALUE
PERIOD ENDING        VALUE (1)    ADDITIONS (2)  WITHDRAWALS   PERFORMANCE (3)    VALUE (4)  PARTNERS (5)         UNITS     PER UNIT
-------------        ---------    -------------  -----------   ---------------    ---------  ------------   -----------   ----------
9/30/90 (INCEPTION)          0        1,020,000            0                 0    1,020,000           N/A       10.2000   100,000.00
12/31/90             1,020,000          435,000            0            15,725    1,470,725          1.5%       14.4840   101,541.71
03/31/91             1,470,725                0            0            56,659    1,527,384          3.9%       14.4840   105,453.52
06/30/91             1,527,384        4,359,199            0            18,733    5,905,316          1.2%       55.3207   106,746.92
09/30/91             5,905,316                0          388            17,818    5,922,746          0.3%       55.3171   107,068.99
12/31/91             5,922,746                0            0           -48,104    5,874,642         -0.8%       55.3171   106,908.93
03/31/92             5,874,642          145,301      877,225           256,725    5,399,443          5.0%       48.4709   112,205.42
06/30/92             5,399,443                0          906           191,338    5,589,875          3.5%       48.4628   116,153.57
09/30/92             5,589,875        2,919,000          915            85,362    8,593,322          1.0%       73.5854   117,313.61
12/31/92             8,593,322                0          153            91,247    8,684,416          1.1%       73.5841   118,020.25
03/31/93             8,684,416        3,303,342      218,101           753,758   12,523,415          6.4%       99.7257   125,578.56
06/30/93            12,523,415                0        1,172           680,457   13,202,700          5.4%       99.7164   132,402.48
09/30/93            13,202,700        6,373,443      370,781           724,188   19,929,550          3.8%      145.0529   137,395.06
12/31/93            19,929,550                0       41,484         1,338,385   21,226,451          6.7%      144.7510   146,641.18
03/31/94            21,226,451        9,655,358      565,128          -789,209   29,527,472         -2.6%      206.7406   142,823.79
06/30/94            29,527,472                0            0          -166,999   29,360,473         -0.6%      206.7406   142,016.02
09/30/94            29,360,473        1,890,860            0           600,130   31,851,463          1.9%      220.0550   144,743.20
12/31/94            31,851,463                0            0          -806,235   31,045,228         -2.5%      220.0550   141,079.42
03/31/95            31,045,228        1,819,868    3,230,508           -88,030   29,546,558         -0.3%      210.0561   140,660.34
06/30/95            29,546,558                0            0         1,352,942   30,899,500          4.6%      210.0561   147,101.20
09/30/95            30,899,500          289,895            0         1,909,877   33,099,272          6.1%      212.0268   156,108.91
12/31/95            33,099,272                0            0         1,191,864   34,291,136          3.6%      212.0268   161,730.20
03/31/96            34,291,136        1,556,573    2,858,824         1,815,347   34,804,232          5.5%      203.9748   170,630.06
06/30/96            34,804,232                0            0         1,815,308   36,619,540          5.2%      203.9748   179,529.72
09/30/96            36,619,540        3,236,233            0         1,590,347   41,446,120          4.0%      222.0010   186,693.40
12/31/96            41,446,120        3,818,013            0         2,524,700   47,788,833          5.6%      242.4517   197,106.61
03/31/97            47,788,833        3,787,400    1,162,304         2,268,508   52,682,437          4.5%      255.7699   205,975.91
06/30/97            52,682,437          304,000            0         1,815,885   54,802,322          3.4%      257.2458   213,034.86
09/30/97            54,802,322        7,167,000       70,000         4,780,587   66,679,909          7.7%      290.5596   229,487.90
12/31/97            66,679,909        1,669,000            0         3,372,354   71,721,263          4.9%      297.8323   240,810.90
03/31/98            71,721,263       10,696,228    2,397,208         5,179,636   85,199,919          6.5%      332.2951   256,398.35

NOTES TO TABLE


          1. BEGINNING NET ASSET VALUE FOR A PERIOD REPRESENTS THE PREVIOUS PERIODS' ENDING NET ASSET VALUE.

          2. CAPITAL ADDITIONS REPRESENT ADDITIONAL CAPITAL CONTRIBUTED BY NEW PARTNERS OR EXISTING PARTNERS.

          3. NET PERFORMANCE REPRESENTS THE APPRECIATION (DEPRECIATION) IN NET ASSETS DURING THE PERIOD.

          4. ENDING NET ASSET VALUE REPRESENTS THE SUM OF BEGINNING NET ASSET VALUE PLUS NET PERFORMANCE AND CAPITAL ADDITIONS LESS CAPITAL WITHDRAWALS.

          5. QUARTERLY RATE OF RETURN TO GENERAL PARTNERS REPRESENTS THE PERCENTAGE CHANGE IN NET ASSET UNIT VALUE.

              PAST RESULTS ARE NOT NECESSARILY INDICATIVE OF FUTURE RESULTS

                        BIOTECHNOLOGY VALUE FUND, L.P.

                   STATEMENT OF CHANGES IN CAPITAL ACCOUNT
                             REGULAR CAPITAL ONLY
                    FOR THE MONTH ENDED JANUARY 31, 1998
                           (ESTIMATED AND UNAUDITED)


COMPASS STRATEGIC INVESTMENTS FUND

Balance at Beginning of the Month                          $2,015,001

Capital Contributions During the Month                              0

Transfers from Designated Subaccounts During the Month              0

Transfers to Designated Subaccounts During the Month          (23,812)

Capital Withdrawals During the Month                                0

Net Income/(Loss) During the Month                            (98,944)

Change in Profit Allocation to the General Partner             19,789
                                                           ----------
Balance at End of the Month                                $1,912,033
                                                           ----------
                                                           ----------


Net Rate of Return for the Month                                 -4.0%

Net Rate of Return for the Quarter                               -4.0%

Net Rate of Return for Year to Date                              -4.0%

Cumulative Net Rate of Return since Initial Investment           13.8%

(1) The returns exclude gains and losses from, and capital allocated to, "designated" investments.

(2) Regular Capital is marked to market and includes realized and unrealized gains and losses.

                        BIOTECHNOLOGY VALUE FUND, L.P.

                   STATEMENT OF CHANGES IN CAPITAL ACCOUNT
                             REGULAR CAPITAL ONLY
                    FOR THE MONTH ENDED FEBRUARY 28, 1998
                           (ESTIMATED AND UNAUDITED)


COMPASS STRATEGIC INVESTMENTS FUND

Balance at Beginning of the Month                          $1,912,025

Capital Contributions During the Month                              0

Transfers from Designated Subaccounts During the Month              0

Transfers to Designated Subaccounts During the Month                0

Capital Withdrawals During the Month                                0

Net Income/(Loss) During the Month                             63,373

Change in Profit Allocation to the General Partner            (12,675)
                                                           ----------
Balance at End of the Month                                $1,962,724
                                                           ----------
                                                           ----------

Net Rate of Return for the Month                                  2.7%

Net Rate of Return for the Quarter                               -1.4%

Net Rate of Return for Year to Date                              -1.4%

Cumulative Net Rate of Return since Initial Investment           16.8%

(1) The returns exclude gains and losses from, and capital allocated to, "designated" investments.

(2) Regular Capital is marked to market and includes realized and unrealized gains and losses.

                        BIOTECHNOLOGY VALUE FUND, L.P.

                   STATEMENT OF CHANGES IN CAPITAL ACCOUNT
                             REGULAR CAPITAL ONLY
                      FOR THE MONTH ENDED MARCH 31, 1998
                           (ESTIMATED AND UNAUDITED)


COMPASS STRATEGIC INVESTMENTS FUND

Balance at Beginning of the Month                          $1,962,707

Capital Contributions During the Month                              0

Transfers from Designated Subaccounts During the Month              0

Transfers to Designated Subaccounts During the Month                0

Capital Withdrawals During the Month                                0

Net Income/(Loss) During the Month                           (104,659)

Change in Profit Allocation to the General Partner             12,684
                                                           ----------
Balance at End of the Month                                $1,870,732
                                                           ----------
                                                           ----------

Net Rate of Return for the Month                                 -4.7%

Net Rate of Return for the Quarter                               -6.0%

Net Rate of Return for Year to Date                              -6.0%

Cumulative Net Rate of Return since Initial Investment           11.4%

(1) The returns exclude gains and losses from, and capital allocated to, "designated" investments.

(2) Regular Capital is marked to market and includes realized and unrealized gains and losses.

                        KINGDON CAPITAL MANAGEMENT CORP.
                                 30-Jan-98
                        --------------------------------


KINGDON ASSOCIATES               MONTH             YTD
------------------               -----           -------
GROSS                             0.7%             0.7%
NET (EX 20%)                      0.6%             0.6%

KINGDON PARTNERS
------------------
GROSS                             0.5%             0.5%
NET (EX 20%)                      0.4%             0.4%

KINGDON FAMILY
------------------
GROSS                             1.1%             1.1%
NET (EX 20%)                      0.9%             0.9%

OFFSHORE NAV
------------------
"A" SHARES                      $35.81

GROSS                             0.7%            39.4%
NET (EX 20%)                      0.6%            31.5%

"B" SHARES                      $34.09

GROSS                             0.7%            37.2%
NET (EX 20%)                                      29.8%

S&P 500 (INC. DVDS.)              1.0%             1.0%
--------------------


EXPOSURE ANALYSIS (AT MONTH END)     LONG       SHORT       NET
--------------------------------    -----       -----      -----
US EQUITIES                         40.2%        8.2%      32.0%
FOREIGN EQUITIES                    31.5%        5.6%      25.9%
US BONDS                             0.0%        0.0%       0.0%
FOREIGN BONDS                        0.1%       13.3%     -13.2%
CURRENCIES                           3.9%        0.1%       3.8%
METALS                               2.5%        1.5%       1.0%
                                    -----       -----      -----
EXPOSURE                            78.2%       28.7%      49.5%
                                    -----       -----      -----
                                    -----       -----      -----
                                     0.0%        0.0%       0.0%

                        KINGDON CAPITAL MANAGEMENT CORP.
                                 28-Feb-98
                        --------------------------------


KINGDON ASSOCIATES               MONTH             YTD
------------------               -----           -------
GROSS                             6.1%             6.9%
NET (EX 20%)                      4.9%             5.5%

KINGDON PARTNERS
------------------
GROSS                             5.7%             6.3%
NET (EX 20%)                      4.6%             5.0%

KINGDON FAMILY
------------------
GROSS                             5.9%             7.1%
NET (EX 20%)                      4.7%             5.7%

OFFSHORE NAV
------------------
"A" SHARES                      $37.48

GROSS                             5.8%             6.6%
NET (EX 20%)                      4.6%             5.3%

"B" SHARES                      $35.62

GROSS                             5.6%             6.3%
NET (EX 20%)                                       5.1%

S&P 500 (INC. DVDS.)              7.2%             8.4%
--------------------


EXPOSURE ANALYSIS (AT MONTH END)     LONG       SHORT       NET
--------------------------------    -----       -----      -----
US EQUITIES                         48.7%        9.3%      39.4%
FOREIGN EQUITIES                    29.8%        7.1%      22.7%
US BONDS                             0.0%        0.0%       0.0%
FOREIGN BONDS                        2.0%        7.3%      -5.3%
CURRENCIES                           1.4%        0.4%       1.0%
METALS                               1.7%        0.5%       1.2%
                                    -----       -----      -----
EXPOSURE                            83.6%       24.6%      59.0%
                                    -----       -----      -----
                                    -----       -----      -----
                                     0.0%        0.0%       0.0%

                        KINGDON CAPITAL MANAGEMENT CORP.
                                 31-Mar-98
                        --------------------------------


KINGDON ASSOCIATES               MONTH             YTD
------------------               -----           -------
GROSS                             5.9%            13.2%
NET (EX 20%)                      4.7%            10.5%

KINGDON PARTNERS
------------------
GROSS                             6.3%            12.9%
NET (EX 20%)                      5.0%            10.4%

KINGDON FAMILY
------------------
GROSS                             5.4%            12.7%
NET (EX 20%)                      4.3%            10.2%

OFFSHORE NAV
------------------
"A" SHARES                      $39.16

GROSS                             5.8%            12.5%
NET (EX 20%)                      4.6%            10.0%

"B" SHARES                      $37.16

GROSS                             5.8%            12.0%
NET (EX 20%)                      4.5%             9.6%

S&P 500 (INC. DVDS.)              5.1%            13.9%
--------------------


EXPOSURE ANALYSIS (AT MONTH END)     LONG       SHORT       NET
--------------------------------    -----       -----      -----
US EQUITIES                         52.9%       18.3%      34.6%
FOREIGN EQUITIES                    29.8%        6.2%      23.6%
US BONDS                             0.0%        0.0%       0.0%
FOREIGN BONDS                        1.3%        3.9%      -2.6%
CURRENCIES                           0.4%        2.6%      -2.2%
METALS                               2.9%        0.1%       2.8%
                                    -----       -----      -----
EXPOSURE                            87.3%       31.1%      56.2%
                                    -----       -----      -----
                                    -----       -----      -----
                                     0.0%        0.0%       0.0%

                      LONG-TERM CAPITAL PARTNERS, L.P.
                UNAUDITED MONTHLY STATEMENT OF PARTNER'S CAPITAL
                              JANUARY 31, 1998




Income Arbitrage Partners
c/o McKinsey & Company, Inc.
485 Madison Avenue
New York, NY 10022, U.S.A.
Jimmy Chiu

                                               Month             Year-to-Date
                                               -----------       ------------
Opening Balance - Capital Account              $22,342,000        $22,342,000

Net Additional Contribution (Withdrawal)                $0                 $0

Performance and Other Increase (Decrease)
  in Partner Capital                             ($392,596)         ($392,596)

less: Contingent General Partner Allocation             $0                 $0
                                               -----------        -----------
Closing Balance - Capital Account as of
  January 31, 1998                             $21,949,404        $21,949,404
                                               -----------        -----------
                                               -----------        -----------


------------------------------------------------------------------------------

  Generic Investor Performance Results
    (Net of Fees)

   Performance % Increase (Decrease)
    of $1                                           -1.76%             -1.76%
                                               -----------        -----------
                                               -----------        -----------


   Index of $1 Invested on February 24, 1994                            $2.77
                                                                  -----------
                                                                  -----------


The above performance results include charges for management fees and incentive fees or general partner allocation for a generic investment made on February 24, 1994. However, individual investor results may vary due to investors closing on different dates and because the results do not include various adjustments and items of income or expense that are specific to an Investment Vehicle or an individual investor.

------------------------------------------------------------------------------

Please contact Amod Kumar of MeesPierson Trust (Curacao) N.V. at
(599-9) 4 639384 with any questions regarding this statement


       PAST PERFORMANCE IS NOT NECESSARILY INDICATIVE OF FUTURE RESULTS.

                      LONG-TERM CAPITAL PARTNERS, L.P.
                UNAUDITED MONTHLY STATEMENT OF PARTNER'S CAPITAL
                             FEBRUARY 28, 1998




Income Arbitrage Partners
c/o McKinsey & Company, Inc.
485 Madison Avenue
New York, NY 10022, U.S.A.
Jimmy Chiu


                                               Month             Year-to-Date
                                               -----------       ------------
Opening Balance - Capital Account              $21,949,404        $22,342,000

Net Additional Contribution (Withdrawal)                $0                 $0

Performance and Other Increase (Decrease)
  in Partner Capital                              $272,985          ($119,611)

less: Contingent General Partner Allocation             $0                 $0
                                               -----------        -----------
Closing Balance - Capital Account as of
  February 28, 1998                            $22,222,389        $22,222,389
                                               -----------        -----------
                                               -----------        -----------


------------------------------------------------------------------------------

  Generic Investor Performance Results
    (Net of Fees)

   Performance % Increase (Decrease)
    of $1                                            1.24%             -0.53%
                                               -----------        -----------
                                               -----------        -----------


   Index of $1 Invested on February 24, 1994                            $2.81
                                                                  -----------
                                                                  -----------


The above performance results include charges for management fees and incentive fees or general partner allocation for a generic investment made on February 24, 1994. However, individual investor results may vary due to investors closing on different dates and because these results do not include various adjustments and items of income or expense that are specific to an Investment Vehicle or an individual investor.

------------------------------------------------------------------------------

Please contact Amod Kumar of MeesPierson Trust (Curacao) N.V. at
(599-9) 4 639384 with any questions regarding this statement


       PAST PERFORMANCE IS NOT NECESSARILY INDICATIVE OF FUTURE RESULTS.

                      LONG-TERM CAPITAL PARTNERS, L.P.
                UNAUDITED MONTHLY STATEMENT OF PARTNER'S CAPITAL
                               MARCH 31,1998




Income Arbitrage Partners - LP #26
c/o Paul Harris Management, Inc.
Park Avenue Plaza
55 East 52nd Street
New York, NY 10022
Attn: Mr. Richard H. Moskowitz


                                               Month             Year-to-Date
                                               -----------       ------------
Opening Balance - Capital Account              $22,222,389        $22,342,000

Net Additional Contribution (Withdrawal)                $0                 $0

Performance and Other Increase (Decrease)
  in Partner Capital                              ($65,879)         ($185,490)

less: Contingent General Partner Allocation             $0                 $0
                                               -----------        -----------
Closing Balance - Capital Account as of
  March 31, 1998                               $22,156,510        $22,156,510
                                               -----------        -----------
                                               -----------        -----------


------------------------------------------------------------------------------

  Generic Investor Performance Results
    (Net of Fees)

   Performance % Increase (Decrease)
    of $1                                           -0.30%             -0.83%
                                               -----------        -----------
                                               -----------        -----------


   Index of $1 Invested on February 24, 1994                            $2.80
                                                                  -----------
                                                                  -----------


The above performance results include charges for management fees and incentive fees or general partner allocation for a generic investment made on February 24, 1994. However, individual investor results may vary due to investors closing on different dates and because these results do not include various adjustments and items of income or expense that are specific to an Investment Vehicle or an individual investor.

------------------------------------------------------------------------------

Please contact Amod Kumar of MeesPierson Trust (Curacao) N.V. at
(599-9) 4 639384 with any questions regarding this statement


       PAST PERFORMANCE IS NOT NECESSARILY INDICATIVE OF FUTURE RESULTS.

                              ---------------------------
                              EAGLE TRADING SYSTEMS, INC.
                              ---------------------------

                                   EAGLE GLOBAL L.P.

                       STATEMENT OF CHANGES IN PARTNERS' CAPITAL

                              MONTH ENDED JANUARY 31, 1998



PARTNERSHIP INFORMATION
-----------------------

Partner's Capital, January 1, 1998                $  9,384,080

Capital Contributions                             $  4,018,108

Redemptions                                       $ (1,000,000)

Net Income                                        $    825,781

Partner's Capital, January 31, 1998               $ 13,227,969



INVESTOR INFORMATION:
---------------------

COMPASS STRATEGIC FUND  TODD TIBBETTS

Your capital balance at January 31, 1998          $    639,950



I affirm that, to the best of my knowledge and belief, the information contained in this account statement of Eagle Global L.P. for the month ended January 31, 1998 is accurate and complete.


                                            /s/ Menachem Sternberg
                                            ----------------------
                                            Menachem Sternberg
                                            Chief Executive Officer
                                            Eagle Trading Systems, Inc.
                                            General Partner


                         701 MOUNT LUCAS ROAD, PRINCETON, NEW JERSEY 08540
                              TELEPHONE 609-497-5810 - FAX 609-497-5813

                              ---------------------------
                              EAGLE TRADING SYSTEMS, INC.
                              ---------------------------

                                   EAGLE GLOBAL L.P.

                       STATEMENT OF CHANGES IN PARTNERS' CAPITAL

                              MONTH ENDED FEBRUARY 28, 1998



PARTNERSHIP INFORMATION
-----------------------

Partner's Capital, February 1, 1998               $ 13,227,969

Capital Contributions                             $         --

Redemptions                                       $         --

Net Income                                        $    (13,108)

Partner's Capital, February 28, 1998              $ 13,214,861



INVESTOR INFORMATION:
---------------------

COMPASS STRATEGIC FUND  TODD TIBBETTS

Your capital balance at February 28, 1998         $    639,316



I affirm that, to the best of my knowledge and belief, the information contained in this account statement of Eagle Global L.P. for the month ended February 28, 1998 is accurate and complete.


                                            /s/ Menachem Sternberg
                                            ----------------------
                                            Menachem Sternberg
                                            Chief Executive Officer
                                            Eagle Trading Systems, Inc.
                                            General Partner


                         701 MOUNT LUCAS ROAD, PRINCETON, NEW JERSEY 08540
                              TELEPHONE 609-497-5810 - FAX 609-497-5813

                              ---------------------------
                              EAGLE TRADING SYSTEMS, INC.
                              ---------------------------

                                   EAGLE GLOBAL L.P.

                       STATEMENT OF CHANGES IN PARTNERS' CAPITAL

                               MONTH ENDED MARCH 31, 1998



PARTNERSHIP INFORMATION
-----------------------

Partner's Capital, March 1, 1998                  $ 13,222,347

Capital Contributions                             $         --

Redemptions                                       $         --

Net Income                                        $    488,641

Partner's Capital, March 31, 1998                 $ 13,710,988



INVESTOR INFORMATION:
---------------------

COMPASS STRATEGIC FUND  TODD TIBBETTS

Your capital balance at March 31, 1998            $    663,318



I affirm that, to the best of my knowledge and belief, the information contained in this account statement of Eagle Global L.P. for the month ended March 31, 1998 is accurate and complete.


                                            /s/ Menachem Sternberg
                                            ----------------------
                                            Menachem Sternberg
                                            Chief Executive Officer
                                            Eagle Trading Systems, Inc.
                                            General Partner


                         701 MOUNT LUCAS ROAD, PRINCETON, NEW JERSEY 08540
                              TELEPHONE 609-497-5810 - FAX 609-497-5813

                                 EAGLE FX LTD.
            Postal Address P.O. Box HM 951, Hamilton HM DX, Bermuda




                             F A C S I M I L E

Sender's name:    Sara Churley

Message for:      Kevin Droutman
                  Compass Strategic Investment Fund
Facsimile No.:    1 212 980 1066

No. of page(s):   One

Date:             13 February, 1998


Dear Mr. Droutman

Please note the details of your investment in Eagle FX Ltd. as of 31 January, 1998.

     Number of Shares            54.9658

     Net Asset Value Per Share   $10,634.6281

     Total Investment            $584,540.84

Regards,

/s/ Sara Churley

Sara Churley

                                 EAGLE FX LTD.
            Postal Address P.O. Box HM 951, Hamilton HM DX, Bermuda



                            F A C S I M I L E

Sender's name:    Sara Churley

Message for:      Kevin Droutman
                  Compass Strategic Investment Fund
Facsimile No.:    1 212 980 1066

No. of page(s):   One

Date:             17 March, 1998


Dear Mr. Droutman

Please note the details of your investment in Eagle FX Ltd. as of 28 February, 1998.

     Number of Shares            54.9658

     Net Asset Value Per Share   $10,654.8813

     Total Investment            $585,654.07

Regards,

/s/ Sara Churley

Sara Churley

                                 EAGLE FX LTD.
            Postal Address P.O. Box HM 951, Hamilton HM DX, Bermuda



                            F A C S I M I L E

Sender's name:    Sara Churley

Message for:      Kevin Droutman
                  Compass Strategic Investment Fund
Facsimile No.:    1 212 980 1066

No. of page(s):   Two

Date:             15 April, 1998


Dear Mr. Droutman

Please note the details of your investment in Eagle FX Ltd. as of 31 March, 1998.

     Number of Shares            54.9658

     Net Asset Value Per Share   $10,535.3109

     Total Investment            $579,081.79

Please find attached the performance overview for the quarter ended 31 March, 1998 for the company.

Regards,

/s/ Sara Churley

Sara Churley

                          GROSSMAN CURRENCY FUND, LP
                            LIMITED PARTNER REPORT
                       COMPASS STRATEGIC INVESTMENTS FUND
                                JANUARY, 1998



Starting Limited Partner Capital:                                $0

              Subscriptions                              $1,200,000
              Redemptions                                        $0

Income        Trading Profit/(Loss)                         $10,838
              Accrued Interest                               $4,785

Expenses      Management Fees                                $2,612
              General Partner Fees                             $234
              General Partner Profit Share Accrual           $3,125
              Fund Expenses                                     $16

Ending Limited Partner Capital:                          $1,209,637
                                                         ----------
                                                         ----------

Limited Partner Net Rate of Return:                            0.80%
                                                         ----------
                                                         ----------

                          GROSSMAN CURRENCY FUND, LP
                            LIMITED PARTNER REPORT
                       COMPASS STRATEGIC INVESTMENTS FUND
                                FEBRUARY, 1998



Starting Limited Partner Capital:                        $1,209,637

              Subscriptions                                      $0
              Redemptions                                        $0

Income        Trading Profit/(Loss)                        ($42,338)
              Accrued Interest                               $4,954

Expenses      Management Fees                                $2,806
              General Partner Fees                             $252
              General Partner Profit Share Accrual          ($3,125)
              Fund Expenses                                     $15

Ending Limited Partner Capital:                          $1,172,305
                                                         ----------
                                                         ----------

Limited Partner Net Rate of Return:                           -3.09%
                                                         ----------
                                                         ----------



                          GROSSMAN CURRENCY FUND, LP
                            LIMITED PARTNER REPORT
                       COMPASS STRATEGIC INVESTMENTS FUND
                                  MARCH, 1998



Starting Limited Partner Capital:                        $1,172,305

              Subscriptions                                      $0
              Redemptions                                        $0

Income        Trading Profit/(Loss)                        $112,092
              Accrued Interest                               $5,659

Expenses      Management Fees                                $2,752
              General Partner Fees                             $244
              General Partner Profit Share Accrual          $19,198
              Fund Expenses                                     $24

Ending Limited Partner Capital:                          $1,267,839
                                                         ----------
                                                         ----------

Limited Partner Net Rate of Return:                            8.15%
                                                         ----------
                                                         ----------


                            SANGAMON PARTNERS, L.P.
                      UNAUDITED INVESTOR OWNERSHIP DETAIL
                    FOR THE CALENDAR MONTH OF JANUARY, 1998
                      (PREPARED FROM BOOKS WITHOUT AUDIT)



MR. RICHARD MOSKOWITZ RE. COMPASS FUND Account Code COM
C/O MCKINSEY & COMPANY, INC.
55 EAST 52ND STREET 23RD FLOOR
NEW YORK, NY 10022



                      * * STATEMENT OF INCOME (LOSS) * *



                                                                  JANUARY


NET TRADING INCOME (LOSS):
    REALIZED TRADING GAIN (LOSS)                                   (28,228.21)
    CHANGE IN UNREALIZED GAIN (LOSS)                               123,032.55
    BROKERS' COMMISSION                                             (5,149.73)
    CHANGE IN ACCRUED COMMISSIONS                                   (1,283.44)
    NATIONAL FUTURES ASSN. FEES                                       (113.46)
    NET TRADING INCOME (LOSS)                                        88,257.71

OTHER INCOME:
    BANK & BROKER INTEREST RECEIVED                                   9,094.21
    CHANGE IN ACCRUED INTEREST                                        8,084.09
    DIVIDENDS RECEIVED                                                   49.00
    NET INCOME (LOSS) BEFORE EXPENSES                               105,485.02

EXPENSES INCURRED OR ACCRUED:
    ADMINISTRATIVE FEE                                                  785.74
    MANAGEMENT FEE                                                    9,872.68
    GENERAL PARTNER'S PROFIT ALLOCATION                              19,416.70
    NET EXPENSES                                                     30,075.12
    INCOME (LOSS) FOR THE PERIOD                                     75,409.90

           * * STATEMENT OF CHANGES IN NET ASSET VALUE (N.A.V.) * *



    N.A.V., BEGINNING OF PERIOD                                   3,844,372.03
    YOUR ADDITIONS                                                        0.00
    YOUR REDEMPTIONS                                                      0.00
    NET INCOME (LOSS) FOR THE PERIOD                                 75,409.90
    N.A.V., END OF PERIOD                                         3,919,781.93


   Note: allocation of gains and losses to each individual can result in $0.01 differences for this report.


This statement is accurate and complete to the best of my knowledge


Pool Operator for SANGAMON PARTNERS, L.P.

                            SANGAMON PARTNERS, L.P.
                      UNAUDITED INVESTOR OWNERSHIP DETAIL
                    FOR THE CALENDAR MONTH OF FEBRUARY, 1998
                      (PREPARED FROM BOOKS WITHOUT AUDIT)



MR. RICHARD MOSKOWITZ RE: COMPASS FUND Account Code COM
C/O MCKINSEY & COMPANY, INC.
55 EAST 52ND STREET 23RD FLOOR
NEW YORK, NY 10022



                    * * STATEMENT OF INCOME (LOSS) * *



                                                                  FEBRUARY


NET TRADING INCOME (LOSS):
    REALIZED TRADING GAIN (LOSS)                                    25,564.26
    CHANGE IN UNREALIZED GAIN (LOSS)                              (122,220.11)
    BROKERS' COMMISSION                                             (5,895.65)
    CHANGE IN ACCRUED COMMISSIONS                                    1,278.31
    NATIONAL FUTURES ASSN. FEES                                       (120.87)
    NET TRADING INCOME (LOSS)                                     (101,394.06)

OTHER INCOME:
    BANK & BROKER INTEREST RECEIVED                                   4,697.58
    T-BILL INTEREST RECEIVED                                          2,530.22
    CHANGE IN ACCRUED INTEREST                                        8,392.55
    DIVIDENDS RECEIVED                                                   37.08
    NET INCOME (LOSS) BEFORE EXPENSES                               (85,736.62)

EXPENSES INCURRED OR ACCRUED:
    ADMINISTRATIVE FEE                                                  782.88
    MANAGEMENT FEE                                                    9,631.70
    GENERAL PARTNER'S PROFIT ALLOCATION                             (19,416.70)
    NET EXPENSES                                                     (9,002.12)

    NET INCOME (LOSS) FOR THE PERIOD                                (76,734.50)


           * * STATEMENT OF CHANGES IN NET ASSET VALUE (N.A.V.) * *



    N.A.V., BEGINNING OF PERIOD                                   3,919,781.93
    YOUR ADDITIONS                                                        0.00
    YOUR REDEMPTIONS                                                      0.00
    NET INCOME (LOSS) FOR THE PERIOD                                (76,734.50)
    N.A.V., END OF PERIOD                                         3,843,047.43


   Note: allocation of gains and losses to each individual can result in $0.01 differences for this report.


This statement is accurate and complete to the best of my knowledge


Pool Operator for SANGAMON PARTNERS, L.P.

                            SANGAMON PARTNERS, L.P.
                      UNAUDITED INVESTOR OWNERSHIP DETAIL
                    FOR THE CALENDAR MONTH OF MARCH, 1998
                      (PREPARED FROM BOOKS WITHOUT AUDIT)



COMPASS FUND ATTN: RICHARD MOSKOWITZ Account Code COM
C/O MCKINSEY & COMPANY, INC.
55 EAST 52ND STREET 23RD FLOOR
NEW YORK, NY 10022



                    * *  STATEMENT OF INCOME (LOSS) * *



                                                                  MARCH


NET TRADING INCOME (LOSS):
    REALIZED TRADING GAIN (LOSS)                                    43,970.15
    CHANGE IN UNREALIZED GAIN (LOSS)                                  (318.91)
    BROKERS' COMMISSION                                             (2,536.30)
    NATIONAL FUTURES ASSN. FEES                                       (116.51)
    NET TRADING INCOME (LOSS)                                      (40,998.43)

OTHER INCOME:
    BANK & BROKER INTEREST RECEIVED                                   5,226.13
    T-BILL INTEREST RECEIVED                                          5,982.99
    CHANGE IN ACCRUED INTEREST                                        6,013.66
    DIVIDENDS RECEIVED                                                   13.41
    NET INCOME (LOSS) BEFORE EXPENSES                                58,234.63

EXPENSES INCURRED OR ACCRUED:
    ADMINISTRATIVE FEE                                                1,409.67
    MANAGEMENT FEE                                                    9,749.68
    GENERAL PARTNER'S PROFIT ALLOCATION                               6,129.65
    NET EXPENSES                                                     17,289.01

    NET INCOME (LOSS) FOR THE PERIOD                                 40,945.62


           * * STATEMENT OF CHANGES IN NET ASSET VALUE (N.A.V.) * *



    N.A.V., BEGINNING OF PERIOD                                   3,843,047.43
    YOUR ADDITIONS                                                        0.00
    YOUR REDEMPTIONS                                                      0.00
    NET INCOME (LOSS) FOR THE PERIOD                                 40,945.62
    N.A.V., END OF PERIOD                                         3,883,993.05


   Note: allocation of gains and losses to each individual can result in $0.01 differences for this report.


This statement is accurate and complete to the best of my knowledge


Pool Operator for SANGAMON PARTNERS, L.P.

              A/A DOUBLE ALPHA GROUP, INC.                   212-698-0595
            40 WEST 57TH STREET, SUITE 1500                  212-698-0534 FAX
                NEW YORK, NY 10019-4001

                PERFORMANCE TABLE                             BENCHMARKS

                                      Monthly     Cumulative    S&P 500 Index
                     YEAR            Returns %    Returns %      w/dividends
                     ----
Fletcher Asset Management

                     1992                            18.69%                3.80%
                     1993                            47.78%                9.47%

Double Alpha Partners, L.P.

                     1994                            34.68%                0.22%
                     1995                            36.22%               36.14%
                     1996                            52.60%               21.95%
                     1997                            20.01%               27.38%

                     1998  January   -0.20%
                          February    3.58%
                            March     4.10%
                            April    -2.99%           4.39%
Estimate                     May     -0.20%
                            June
                            July
                           August
                          September
                           October
                          November
                          December

                          NOTE:    Performance numbers are reported Net of Fees



                          RETURNS ARE BASED ON PAST RESULTS AND ARE
                          NOT AN INDICATION OF FUTURE PERFORMANCE.

                             TYNDALL PARTNERS, L.P.
                           500 Park Avenue, Suite 510
                            New York, New York 10022

                                 -------------

                      Tel. (212)378-0886 * Fax (212)644-4482


TO:      Cathy Henvey
         Fax #980-1066

FROM:    Kathy Rock

RE:      Compass Strategic Investments
         Monthly Performance Estimate on Tyndall Partners, L.P.

DATE:    February 4, 1998



    Estimated Net Performance:

           January 1998:              0.2%

           Quarter-to-date:           0.2%

           Year-to-date:              0.2%

    January 31, 1998 estimated capital account balance: $3,670,000

                             TYNDALL PARTNERS, L.P.
                           500 Park Avenue, Suite 510
                            New York, New York 10022

                                 -------------

                      Tel. (212)378-0886 * Fax (212)644-4482


TO:      Cathy Henvey
         Fax #980-1066

FROM:    Kathy Rock

RE:      Compass Strategic Investments
         Monthly Performance Estimate on Tyndall Partners, L.P.

DATE:    March 3, 1998



    Estimated Net Performance:

           February 1998:             2.7%

           Quarter-to-date:           2.9%

           Year-to-date:              2.9%

    February 28, 1998 estimated capital account balance: $3,770,600

                              TYNDALL PARTNERS, L.P.
                            500 Park Avenue, Suite 510
                             New York, New York 10022

                                  -------------

                        Tel. (212) 378-0886-Fax (212) 644-4482




TO:    Cathy Henvey
       Fax # 980-1066

FROM:  Kathy Rock

RE:    Compass Strategic Investments
       Monthly Performance Estimate on Tyndall Partners, L.P.

DATE:  April 3, 1998



    Estimated Net Performance:

        March 1998:          1.8%

        Quarter-to-date:     4.8%

        Year-to-date:        4.8%

    March 31, 1998 estimated capital account balance:  $33,841,300

CITADEL
INVESTMENT GROUP, L.L.C.
February 25, 1998

Ms. Betty Kreutzer
c/o Compass Strategic Investments Fund
McKinsey & Company, Inc.
55 E. 52nd Street, 23rd Floor
New York, NY 10022

Dear Ms. Kreutzer:

Your return from Wellington Partners Limited Partnership for the month ended January 31, 1998 is 2.22%. PAST PERFORMANCE IS NOT NECESSARILY INDICATIVE OF FUTURE PERFORMANCE. Changes in your capital account were as follows:

                COMPASS STRATEGIC INVESTMENTS FUND

BALANCE, DECEMBER 31, 1997                           $   6,375,575

Capital contributions                                      200,000

Capital withdrawals

Net income                                                 146,021
                                                     -------------

BALANCE, JANUARY 31, 1998                            $   6,721,596
                                                     -------------
                                                     -------------

Your performance and ending capital account balance reflect an estimate of the special allocation of profits payable to the General Partner. The final amount of this special allocation will be determined and deducted from your account on December 31, 1998 for investors who were partners at January 1, 1998 or as of the close of the twelfth month following a new investor's initial capital contribution to the Partnership. Redemption charges represent charges on withdrawals by limited partners from the Partnership in accordance with the withdrawal provisions as discussed in the Partnership Agreement. These amounts are allocated to each partner based on partnership percentage.

According to our records, you are not restricted from receiving an allocation of hot issue income. As a result, your hot issue income allocation for January 1998 is $270. This hot issue allocation is reported net of the estimate of the special allocation of profits as described above. If you have any questions with respect to this determination, please contact Gerald Beeson, Director of Accounting and Finance at (312) 696-2121 or Scott Rafferty, Director of Investor Relations at (312) 696-2186.

-------------------------------------------------------------------------------

In accordance with the rules of the Commodity Futures Trading Commission, I, Kenneth C. Griffin, affirm that to the best of my knowledge and belief, the information contained in this report is accurate and complete.

Sincerely,
CITADEL LIMITED PARTNERSHIP
General Partner

/s/ Kenneth C. Griffin
----------------------
    Kenneth C. Griffin
    President-Citadel Investment Group, L.L.C.

CITADEL
INVESTMENT GROUP, L.L.C.

March 31, 1998
Ms. Betty Kreutzer
c/o Compass Strategic Investments Fund
McKinsey & Company, Inc.
55 E. 52nd Street, 23rd Floor
New York, NY 10022

Dear Ms. Kreutzer:

Your return from Wellington Partners Limited Partnership for the month ended February 28, 1998 is 1.82%. PAST PERFORMANCE IS NOT NECESSARILY INDICATIVE OF FUTURE PERFORMANCE. Changes in your capital account were as follows:

               COMPASS STRATEGIC INVESTMENTS FUND

BALANCE, JANUARY 31, 1998                         $    6,721,596

Capital contributions

Capital withdrawals

Net income                                         $      122,575
                                                   --------------

BALANCE, FEBRUARY 28, 1998                         $    6,844,171
                                                   --------------
                                                   --------------

Your performance and ending capital account balance reflect an estimate of the special allocation of profits payable to the General Partner. The final amount of this special allocation will be determined and deducted from your account on December 31, 1998 for investors who were partners at January 1, 1998 or as of the close of the twelfth month following a new investor's initial capital contribution to the Partnership. Redemption charges represent charges on withdrawals by limited partners from the Partnership in accordance with the withdrawal provisions as discussed in the Partnership Agreement. These amounts are allocated to each partner based on partnership percentage.

According to our records, you are not restricted from receiving an allocation of hot issue income. As a result, your hot issue income allocation for February 1998 is $3,060. This hot issue allocation is reported net of the estimate of the special allocation of profits as described above. If you have any questions with respect to this determination, please contact Gerald Becson, Director of Accounting and Finance at (312) 696-2121 or Scott Rafferty, Director of Investor Relations at (312) 696-2186.

 ...............................................................................

In accordance with the rules of the Commodity Futures Trading Commission, I, Kenneth C. Griffin, affirm that to the best of my knowledge and belief, the information contained in this report is accurate and complete.

Sincerely,
CITADEL LIMITED PARTNERSHIP
General Partner

/s/ Kenneth C. Griffin
----------------------
    Kenneth C. Griffin
    President-Citadel Investment Group, L.L.C.

CITADEL
INVESTMENT GROUP, L.L.C.

April 30, 1998

Ms. Betty Kreutzer
c/o Compass Strategic Investments Fund
McKinsey & Company, Inc.
55 E. 52nd Street, 23rd Floor
New York, NY 10022

Dear Ms. Kreutzer:

Your return from Wellington Partners Limited Partnership for the month ended March 31, 1998 is 2.44%. PAST PERFORMANCE IS NOT NECESSARILY INDICATIVE OF FUTURE PERFORMANCE. Changes in your capital account were as follows:

                 COMPASS STRATEGIC INVESTMENTS FUND

BALANCE, FEBRUARY 28, 1998                      $    6,844,171

Capital contributions

Capital withdrawals

Net income                                             167,169
                                                --------------

BALANCE, MARCH 31, 1998                         $    7,011,340
                                                --------------
                                                --------------

Your return and ending capital account balance reflect an estimate of the special allocation of profits payable to the General Partner. The amount of this special allocation will be finally determined and allocated to the General Partner's capital account on December 31, 1998 (or if you were not a limited partners at January 1, 1998, as of the close of the twelfth month following your initial capital contribution to the Partnership). Withdrawal charges represent charges on withdrawals by limited partners from the Partnership in accordance with the withdrawal provisions set forth in the Partnership Agreement. Withdrawal charges are allocated among partners on a pro rata basis.

According to our records, you are not restricted from receiving an allocation of hot issue income. As a result, your hot issue income allocation for the month ended March 31, 1998 is $1,095. Hot issue income is reported net of the estimate of the special allocation of profits as described above. If you have any questions with respect to this determination, please contact Gerald Beeson, Director of Accounting and Finance at (312) 696-2121 or Scott Rafferty, Director of Investor Relations at (312) 696-2186.

-------------------------------------------------------------------------------

In accordance with the rules of the Commodity Futures Trading Commission, I, Kenneth C. Griffin, affirm that to the best of my knowledge and belief, the information contained in this report is accurate and complete.

Sincerely,
CITADEL LIMITED PARTNERSHIP
General Partner

/s/ Kenneth C. Griffin
---------------------
   Kenneth C. Griffin
   President-Citadel Investment Group, L.L.C.

                            Parsec Trading Corp.

                              [CONFIDENTIAL]

                             FINANCIAL REPORTS

                               JANUARY 1998

Dear Sirs:

     We are pleased to provide herewith the unaudited financial statements for Parsec Trading Corp. for the month of January 1998.

     Should you have any questions, please do not hesitate to contact us.



                                          Yours truly,
                                          PARSEC TRADING CORP.

                                          /s/ Anthony L. M. Inder Rieden
                                          -----------------------------
                                             Anthony L. M. Inder Rieden
                                             President
as of 01/30/98 value date 02/02/98

ASSETS                                               VALUE IN USD

Total for Cash Balances                                 -32,876,319
Total for Accrued interest on cash accounts                 -25,069
Total for Mtm on open futures contracts                  38,225,406
Total for Accrued, unpaid commissions on futures           -454,290
Total for Mtm value of interest rate swap               -39,832,215
Total for Swap payments receivable                         -440,169
Total for Mtm of forward currency trades                  2,122,819
Total for Mtm of forward bond trades                     -3,406,394
Total for Value of bonds owned                          382,489,840
Total for Bond Coupons Receivable                         2,812,500

TOTAL ASSETS                                            348,616,105

LIABILITIES                                           VALUE IN USD
Total for Net Payable/Receivable on Share                  -131,283
Total for Accrued expenses                                 -141,700
Total for Current and deferred incentive fees           -55,527,846
Total for Indirect Expense Fee                             -298,160

TOTAL LIABILITIES                                       -56,098,990

NET ASSET VALUE:                                        292,517,115

                                   COMPRISED OF:
                            222,032 COMMON SHARES AT    1,198.31022
                            222,032 PREFERRED SHARES AT   119.14453
                                    TOTAL UNIT PRICE AT 1,317.45476


PARSEC TRADING CORPORATION
INCOME SUMMARY

                                                    January 1998                    since 12/31/97
Gross Investment Performance:                        $-2,112,373                       $-2,112,373
     Change in Performance Fees:
     Present Value of Deferred Fee:                    $-521,118                         $-521,118
    -Current Performance Fee:                          $-776,633                         $-776,633
     Other Expenses:                                    $220,034                          $220,034
Net Performance:                                     $-1,034,655                       $-1,034,655
NET ASSET VALUE SUMMARY
Opening Gross Total Capital:                        $457,118,829                      $457,118,829
  +/-Contributions/Withdrawals:                    $-100,021,462                     $-100,021,462
    -Management Fees Paid:                            $6,720,000                        $6,720,000
    +Investment Performance:                         $-2,122,373                       $-2,112,373
    -Expenses (excl. Perf. Fees):                       $220,034                          $220,034
    =Ending Gross Total Capital:                                     $348,044,959
    -Present Value of Deferred Fee:                                   $56,304,485
    -value of Performance Fee:                                          $-776,639
    =Ending Net Total Capital:                                       $292,517,113
Comprised of 222,032 shares:
     Common Shares at 1,198.31022 per share:                         $266,062,214
     Preferred shares at 119.14453 per share:                         $26,453,898
PERFORMANCE SUMMARY
Opening Unit Value:
     Common Share Price:                              1211.07317                        1211.07317
     Preferred Share Price:                          + 118.57511                       + 118.57511
                                                     -----------                       -----------
     Total:                                         = 1329.64828                      = 1329.64828
Ending Unit Value:
     Common Share Price:                                               1198.31022
     Preferred Share Price:                                           + 119.14453
                                                                      -----------
     Total:                                                          = 1317.45475
Net Gain:
     Common Shares:                                    -12.76295                         -12.76295
     Preferred Dividends Accrued:                        0.56942                           0.56942
                                                       ---------                         ---------
     Total:                                            -12.19353                         -12.19353
Rate of Return:                                            -0.92%                            -0.92%


To the best of the knowledge and belief of the undersigned, the foregoing information is accurate and complete.

/s/ Anthony L.M. Inder Rieden
-----------------------------
    Anthony L.M. Inder Rieden
    in his capacity as President of A and D Associates Ltd.
    the Commodity Pool Operator
    of Parsec Trading Corp.

                                 PARSEC TRADING CORP.

                                    [CONFIDENTIAL]

                                  FINANCIAL REPORTS
                                  -----------------
                                    FEBRUARY 1998


Dear Sirs:

     We are pleased to provide herewith the unaudited financial statements for Parsec Trading Corp. for the month of February 1998.

     Should you have any questions, please do not hesitate to contact us.

                                       Yours truly,
                                       PARSEC TRADING CORP.

                                       /S/ Anthony L.M. Inder Rieden
                                       -----------------------------
                                       Anthony L.M. Inder Rieden
                                       President


ALMI/MBH

Encs.


XXX/monthly:


            P.O. BOX N-9204, CHARLOTTE HOUSE, CHARLOTTE STREET, NASSAU, BAHAMAS
                     TELEPHONE (242) 228-1022 / TELEFAX (242) 323-7918

PARSEC TRADING CORPORATION
INCOME SUMMARY

                                                   February 1998                    since 12/31/97
Gross Investment Performance:                          $-882,217                       $-2,994,590
     Change in Performance Fees:
     Present Value of Deferred Fee:                    $-100,225                         $-621,344
    -Current Performance Fee:                          $-536,783                       $-1,313,416
     Other Expenses:                                    $275,489                          $495,524
Net Performance:                                       $-520,698                       $-1,555,354
NET ASSET VALUE SUMMARY
Opening Gross Total Capital:                        $348,044,959                      $457,118,829
  +/-Contributions/Withdrawals:                               $0                     $-100,021,462
    -Management Fees Paid:                                    $0                        $6,720,000
    +Investment Performance:                           $-882,217                       $-2,994,590
    -Expenses (excl. Perf. Fees):                       $275,489                          $495,524
    =Ending Gross Total Capital:                                     $346,887,251
    -Present Value of Deferred Fee:                                   $56,204,289
    -value of Performance Fee:                                        $-1,313,422
    =Ending Net Total Capital:                                       $291,996,414
Comprised of 222,032 shares:
     Common Shares at 1,195.44837 per share:                         $265,427,792
     Preferred shares at 119.66123 per share:                         $26,568,622
PERFORMANCE SUMMARY
Opening Unit Value:
     Common Share Price:                              1198.31022                        1211.07317
     Preferred Share Price:                          + 119.14453                       + 118.57511
                                                     -----------                       -----------
     Total:                                         = 1317.45475                      = 1329.64828
Ending Unit Value:
     Common Share Price:                                               1195.44837
     Preferred Share Price:                                           + 119.66123
                                                                      -----------
     Total:                                                          = 1315.10960
Net Gain:
     Common Shares:                                     -2.86185                         -15.62480
     Preferred Dividends Accrued:                        0.51670                           1.08612
                                                       ---------                         ---------
     Total:                                             -2.34515                         -14.53868
Rate of Return:                                            -0.18%                            -1.09%


To the best of the knowledge and belief of the undersigned, the foregoing information is accurate and complete.

/s/ Anthony L.M. Inder Rieden
-----------------------------
    Anthony L.M. Inder Rieden
    in his capacity as President of A and D Associates Ltd.
    the Commodity Pool Operator
    of Parsec Trading Corp.

BALANCE SHEET FOR PARSEC
AS OF 02/27/98 VALUE DATE 03/02/98

ASSETS                                                     VALUE IN USD
Total for Cash Balances                                     -34,891,821
Total for Accrued interest on cash accounts                     -12,807
Total for Mtm on open futures contracts                      31,532,574
Total for Accrued, unpaid commissions on futures               -455,699
Total for Mtm value of interest rate swap                   -21,466,110
Total for Swap payments receivable                           -1,914,930
Total for Mtm of forward currency trades                        464,135
Total for Mtm of forward bond trades                           -178,420
Total for Value of bonds owned                              374,733,680

TOTAL ASSETS                                                347,810,600


LIABILITIES                                                VALUE IN USD
Total for Net Payable/Receivable on Share                      -131,852
Total for Accrued expenses                                     -222,800
Total for Current and deferred incentive fees               -54,890,837
Total for Indirect Expense Fee                                 -568,594

TOTAL LIABILITIES                                           -55,814,186


NET ASSET VALUE:                                            291,996,414


                                           Comprised of:
                               222,032 Common shares at     1,198.44837
                               222,032 Preferred shares at    119.66123
                                      Total Unit Price at   1,315.10960

                                PARSEC TRADING CORP.

                                  [CONFIDENTIAL]

                                 FINANCIAL REPORTS

                                     MARCH 1998


Dear Sirs:

     We are pleased to provide herewith the unaudited financial statements for Parsec Trading Corp. for the month of March 1998.

     Should you have any questions, please do not hesitate to contact us.

                               Yours truly,
                               PARSEC TRADING CORP.


                               /s/ Anthony L. M. Inder Rieden
                               ------------------------------
                                 Anthony L. M. Inder Rieden
                                 President


ALMI/dmm

Encs.

BALANCE SHEET FOR PARSEC
AS OF 03/31/98 VALUE DATE 04/01/98


ASSETS                                                     VALUE IN USD
Total for Cash Balances                                     -32,994,736
Total for Accrued interest on cash accounts                     -54,075
Total for Mtm on open futures contracts                      36,116,324
Total for Accrued, unpaid commissions on futures               -459,625
Total for Mtm value of interest rate swap                   -20,203,137
Total for Swap payments receivable                             -166,142
Total for Mtm of forward currency trades                      6,565,454
Total for Mtm of forward bond trades                            804,499
Total for Value of bonds owned                              358,196,476

TOTAL ASSETS                                                347,805,237


LIABILITIES                                                VALUE IN USD
Total for Net Payable/Receivable on Share                      -132,467
Total for Accrued expenses                                     -208,800
Total for Current and deferred incentive fees               -54,521,334
Total for Indirect Expense Fee                                 -859,859

TOTAL LIABILITIES                                           -55,722,461


NET ASSET VALUE:                                            292,082,776



                                           Comprised of:
                               222,032 Common shares at     1,195.27958
                               222,032 Preferred shares at    120.21898
                                      Total Unit Price at   1,315.49896

PARSEC TRADING CORPORATION                      March 1998                since 12/31/97
INCOME SUMMARY
GROSS INVESTMENT PERFORMANCE:                     $113,873                   $-2,880,716
      Change in Performance Fees:
      Present Value of Deferred Fee:               $16,623                     $-604,721
     -Current Performance Fee:                   $-386,126                   $-1,699,542
      Other Expenses:                             $397,015                      $892,539

Net Performance:                                   $86,361                   $-1,468,992

NET ASSET VALUE SUMMARY
Opening Gross Total Capital:                  $346,997,251                  $457,118,829
   +/-Contributions/Withdrawals:                        $0                 $-100,021,462
     -Management Fees Paid:                             $0                   $-6,720,000
     +Investment Performance:                     $113,673                   $-2,880,716
     -Expenses (excl. Perf. Fees):                $397,015                      $892,539

     =Ending Gross Total Capital:                           $346,604,110
     -Present Value of Deferred Fee:                         $56,220,882
     -Value of Performance Fee:                              $-1,699,549
     =Ending Net Total Capital:                             $292,082,776

Comprised of 222,032  shares:
      Common Shares at 1,195.27958 per share:               $263,390,315
      Preferred shares at 120.21898 per share:               $26,692,460


PERFORMANCE SUMMARY
Opening Unit Value:
      Common Share Price:                       1195.44837                    1211.07317
      Preferred Share Price:                    +119.66123                    +118.57511
                                                ----------                    ----------
      Total:                                   =1315.10960                   =1329.64828

Ending Unit Value
      Common Share Price:                                     1195.27958
      Preferred Share Price:                                  +120.21898
                                                              ----------
      Total:                                                 =1315.49856

Net Gain:
      Common Shares:                              -0.16879                     -15.79359
      Preferred Dividends Accrued:                 0.55775                       1.64387
                                                ----------                    ----------
      Total:                                       0.38896                     -14.14972

Rate of Return:                                       0.03%                        -1.06%


To the best of the knowledge and belief of the undersigned, the foregoing information is accurate and complete.


/s/ Anthony L.M. Inder Rieden
-------------------------------
   Anthony L.M. Inder Rieden

in his capacity as President of A and B Associates Ltd.
the Commodity Pool Operator
of Parsec Trading Corp.